UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 27, 2007
DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with the consummation of the Company’s acquisition of Inland Retail Real Estate Trust, Inc. (“IRRETI”) on February 27, 2007, the Company entered into the following material definitive agreements:
Preferred Unit Offering
     On February 26, 2007, DDR DownREIT LLC, a subsidiary of the Company (“DDR DownREIT”), issued to a designee of Wachovia Bank, N.A. (“Wachovia”), 20,000,000 preferred units (“Preferred Units”), with a liquidation preference of $25 per unit, aggregating $500 million. The Preferred Units have a distribution rate based on a floating rate determined as follows:
(i)	from February 26, 2007, to and including the 120th day after February 26, 2007, a rate equal to three-month LIBOR plus 0.75%;

(ii)	from the 121st day after February 26, 2007, to and including the 180th day after February 26, 2007, a rate equal to three-month LIBOR plus 1.50%;

(iii)	from the 181st day after February 26, 2007, and for each 30-day period thereafter, a rate equal to one-month LIBOR plus the product of 0.70% and the number of whole thirty-day periods elapsed between February 26, 2007, and the first day of such 30-day period;

(iv)	if either the senior unsecured notes or the preferred shares of the Company are downgraded to below the applicable current rating at any time by two or more rating agencies, the distribution rate is increased by 100 basis points, effective as of the date of such downgrade. Thereafter, the distribution rate will be increased by an additional 50 basis points for each additional downgrade of either the senior unsecured notes or preferred shares of the Company by any one of the rating agencies below their then current rating, after giving effect to any previous downgrade that resulted in an increase in the distribution rate, effective as of the date of such additional downgrade; and

(v)	if a change of control of the Company occurs, the distribution rate in effect from the date of such change of control will be increased by 1.0% per annum.
The maximum distribution rate will not exceed 20% at any time, except to the extent resulting from an increase in the distribution rate following a change of control.
     DDR DownREIT has the right to redeem the Preferred Units at any time at a redemption price equal to the aggregate liquidation preference of the Preferred Units plus any accumulated unpaid distributions on the Preferred Units, subject to a discount of up to 3%. The discount is not applicable if the Preferred Units are not redeemed on or prior to February 26, 2008. Wachovia has the ability to cause DDR DownREIT to redeem the Preferred Units (i) at any time after September 25, 2007, (ii) if DDR DownREIT’s consolidated tangible net worth is less than $750 million or (iii) if the Company transfers all of its membership interest in DDR DownREIT to an unrelated third party. Any redemption of the Preferred Units required by Wachovia is at a purchase price determined in the same manner as if DDR DownREIT had elected to redeem the Preferred Units. The Company has the right, but not the obligation, to satisfy its obligation by issuing preferred shares to Wachovia.
     The Company used the proceeds from the issuance of the Preferred Units to finance in part its acquisition of IRRETI.
Credit Agreement
     On February 26, 2007, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, Bank of America, N.A. and the other lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders. The Company borrowed $750,000,000 pursuant to the Credit Agreement. The loan facility will mature on August 26, 2007, subject to the Company’s right to extend the facility for an additional three-month period upon the satisfaction of certain conditions, with the entire principal amount due at maturity. The Company used the proceeds from such facility to finance in part its acquisition of IRRETI.

The borrowings pursuant to the Credit Agreement will bear interest at the LIBOR rate plus 0.75%. The Company will pay accrued interest on the first day of each calendar month, at maturity of the facility (whether upon acceleration or otherwise) and upon termination of the facility.
     The facility contains customary representations and warranties, conditions to borrowing and events of default upon which amounts due can be accelerated by the lenders. The agreements contain covenants limiting the Company’s and its subsidiaries’ ability to sell assets, incur indebtedness and liens and merge or consolidate with other companies. The Credit Agreement includes similar financial covenants to those included in the Seventh Amended and Restated Credit Agreement, dated as of June 29, 2006, among the Company, DDR PR Ventures LLC, S.E., JPMorgan Chase Bank, N.A. and the several banks, financial institutions and other entities from time to time that are parties to this agreement, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Eurohypo AG, New York Branch, Wachovia Bank, N.A. and Wells Fargo Bank, N.A., as documentation agents, LaSalle Bank National Association and U.S. Bank National Association, as senior managing agents, Deutsche Bank AG, New York Branch, ING Real Estate Finance (USA) LLC, Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, The Bank New York, The Bank of Nova Scotia and UBS Loan Finance LLC, as managing agents, and AmSouth Bank, KeyBank National Association, PNC Bank, National Association, Sovereign Bank, SunTrust Banks, Inc. and Charter One Bank, N.A., as co-agents.
Item 2.01 Completion of Acquisition or Disposition of Assets
     On February 27, 2007, the Company and IRRETI consummated the transactions contemplated by the Agreement and Plan of Merger, dated October 20, 2006 (the “Merger Agreement”), among the Company, a subsidiary of the Company and IRRETI. Pursuant to the Merger Agreement, the Company acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February in cash, prorated in accordance with the Merger Agreement. As previously announced, the Company elected to pay the merger consideration to the IRRETI stockholders through combination of $12.50 in cash and $1.50 in common shares of the Company, which equates to a 0.021569 common share of the Company. The transaction has a total enterprise value of approximately $6.2 billion, including approximately $3.0 billion of value related to retail centers transferred to the joint venture discussed below.
     Immediately prior to the consummation of the transaction contemplated by the Merger Agreement, the Company funded a joint venture with an affiliate of TIAA-CREF that purchased 66 community retail centers from the IRRETI portfolio of assets for approximately $3.0 billion in total asset value. An affiliate of TIAA-CREF contributed 85% of the equity in the joint venture, and an affiliate of the Company contributed 15% of the equity in the joint venture. In addition to its distributions from the joint venture, the Company will receive certain fees for asset management, leasing, property management, development/tenant coordination and an initial acquisition fee. The Company will also earn a promoted interest equal to 20% of the cash flow of the joint venture after the partners have received an internal rate of return equal to 10% on their equity investment.
     On February 27, 2007, the Company issued a news release announcing the consummation of the transactions contemplated by the Merger Agreement. A copy of the news release is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosures set forth in Item 1.01 under the heading “Credit Agreement” are hereby incorporated by reference into this Item 2.03.
Item 8.01 Other Events
     On February 26, 2007, the Company physically settled its forward sale agreements with affiliates of Deutsche Bank Securities Inc., Merrill Lynch & Co., Inc. and J.P. Morgan Securities Inc., dated December 4, 2006, by issuing 11,599,134 common shares to such parties and received proceeds of approximately $751 million.
Item 9.01 Financial Statements and Exhibits
     This Form 8-K is being filed to present the audited financial statements of IRRETI for the three-year period ended December 31, 2006. The acquisition of IRRETI constitutes a significant acquisition, which pursuant to Rule 3-05 of Regulation S-X, requires presentation of audited financial statements for the three years.

(c) Exhibits

Exhibit 12.1	Computation of ratio of earnings to fixed charges

Exhibit 12.2	Computation of ratio of earnings to combined fixed charges and preferred dividends

Exhibit 23	Consent of KPMG LLP

Exhibit 99.1	Press Release

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(With Independent Auditors’ Report Thereon)

The Board of Directors
Inland Retail Real Estate Trust, Inc.:
We have audited the accompanying consolidated balance sheets of Inland Retail Real Estate Trust Inc. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inland Retail Real Estate Trust, Inc. as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Chicago, Illinois
February 14, 2007

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Balance Sheets
December 31, 2006 and 2005
(In thousands, except per share amounts)
Assets

	2006	2005
Investment properties:
Land	$1,062,174	$1,056,976
Building and other improvements	3,102,822	3,040,424
Developments in progress	75,330	20,944

	4,240,326	4,118,344
Less accumulated depreciation	(470,829)	(348,694)

Net investment properties	3,769,497	3,769,650

Investment in unconsolidated joint ventures	29,351	16,498
Cash and cash equivalents	43,931	91,426
Restricted escrows	38,123	23,690
Restricted cash	3,288	5,327
Investment in securities	19,316	17,910
Accounts and rents receivable (net of allowance of $3,851 and $5,722, respectively)	73,374	66,775
Goodwill	52,757	52,757
Intangible assets (net of accumulated amortization of $615 and $302, respectively)	1,327	1,664
Acquired in-place lease intangibles (net of accumulated amortization of $58,418 and $42,366, respectively)	142,181	155,730
Acquired above market lease intangibles (net of accumulated amortization of $22,656 and $17,489, respectively)	37,261	43,511
Leasing fees, loan fees and loan fee deposits (net of accumulated amortization of $13,259 and $12,068, respectively)	13,571	15,877
Other assets	12,559	7,273

Total assets	$4,236,536	$4,268,088

See accompanying notes to consolidated financial statement.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Balance Sheets
(continued)
December 31, 2006 and 2005
(In thousands, except per share amounts)
Liabilities and Shareholders’ Equity

	2006	2005
Liabilities:
Accounts payable	$4,428	$6,070
Development costs payable	3,247	2,900
Accrued interest payable	7,325	6,735
Real estate taxes payable	5,436	6,476
Distributions payable	18,255	18,007
Security deposits	17,215	17,005
Mortgages and notes payable	2,345,754	2,319,553
Prepaid rental and recovery income	13,396	13,228
Acquired below market lease intangibles (net of accumulated amortization of $20,583 and $16,871, respectively)	26,603	32,442
Restricted cash liability	3,288	5,327
Other liabilities	3,509	2,090

Total liabilities	2,448,456	2,429,833

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized, 263,919 and 258,224 issued and outstanding at December 31, 2006 and 2005, respectively	2,639	2,582
Additional paid-in capital	2,411,583	2,350,225
Accumulated distributions in excess of net income	(631,099)	(520,153)
Accumulated other comprehensive income	4,957	5,601

Total shareholders’ equity	1,788,080	1,838,255

Total liabilities and shareholders’ equity	$4,236,536	$4,268,088

See accompanying notes to consolidated financial statement.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share amounts)

	2006	2005	2004
Revenues:
Rental income	$400,824	$398,863	$378,042
Tenant recovery income	91,830	89,410	78,448
Other property income	10,687	3,856	7,311

Total revenues	503,341	492,129	463,801

Expenses:
Property operating expenses	73,369	66,626	75,069
Real estate taxes	56,028	54,375	50,065
Depreciation and amortization	145,372	144,062	135,085
Terminated contract costs	—	—	144,200
Provision for asset impairment	—	5,800	2,056
Advisor asset management fee	—	—	18,958
General and administrative expenses	14,590	9,014	8,811

Total expenses	289,359	279,877	434,244

Operating income	213,982	212,252	29,557

Other income	13,965	6,429	1,396
Interest expense	(121,419)	(119,532)	(111,630)

Net income (loss) available to common shareholders	106,528	99,149	(80,677)

Other comprehensive income (loss):
Unrealized (loss) gain on investment securities net of amounts realized	(644)	1,944	1,901

Comprehensive income (loss)	$105,884	$101,093	$(78,776)

Net income (loss) available to common shareholders per weighted average common share — basic and diluted	$0.41	$0.39	$(0.35)

Weighted average number of common shares outstanding — basic	261,832	255,081	228,028

Weighted average number of common shares outstanding — diluted	262,692	255,081	228,028

See accompanying notes to consolidated financial statement.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2006, 2005 and 2004
(In thousands)

				Accumulated	Accumulated
			Additional	Distributions	Other
	Number of	Common	Paid-in	in Excess of Net	Comprehensive
	Shares	Stock	Capital	Income (Loss)	Income (Loss)	Total

Balance at January 1, 2004	223,348	$2,233	$2,005,922	$(136,363)	$1,756	$1,873,548

Net loss	—	—	—	(80,677)	—	(80,677)
Unrealized gain on investment securities	—	—	—	—	1,901	1,901
Distributions declared	—	—	—	(190,631)	—	(190,631)
Proceeds from Distribution Reinvestment Program (DRP) and exercise of stock options	10,306	103	97,657	—	—	97,760
Shares issued as a result of merger	19,700	197	196,803	—	—	197,000
Share Repurchase Program (SRP)	(2,043)	(20)	(19,215)	—	—	(19,235)

Balance at December 31, 2004	251,311	2,513	2,281,167	(407,671)	3,657	1,879,666

Net income	—	—	—	99,149	—	99,149
Unrealized gain on investment securities	—	—	—	—	1,944	1,944
Distributions declared	—	—	—	(211,631)	—	(211,631)
Proceeds from DRP and exercise of stock options	11,377	114	114,360	—	—	114,474
SRP	(4,464)	(45)	(45,302)	—	—	(45,347)

Balance at December 31, 2005	258,224	2,582	2,350,225	(520,153)	5,601	1,838,255

Net income	—	—	—	106,528	—	106,528
Unrealized loss on investment securities	—	—	—	—	(644)	(644)
Distributions declared	—	—	—	(217,474)	—	(217,474)
Proceeds from DRP	9,377	94	99,939	—	—	100,033
Purchase of stock through Employee Stock Purchase Plan (ESPP), issuance of stock through Equity Award Plan (EAP) and exercise of stock options and warrants	90	1	945	—	—	946
SRP	(3,772)	(38)	(39,526)	—	—	(39,564)

Balance at December 31, 2006	263,919	$2,639	$2,411,583	$(631,099)	$4,957	$1,788,080

See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Consolidated Statements of Cash Flows
For Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$106,528	$99,149	$(80,677)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	145,372	144,062	135,085
Amortization of deferred financing costs	3,167	3,345	3,177
Amortization of premium on debt assumed	(1,366)	(1,382)	(9,253)
Amortization of above and below market lease intangibles	1,455	1,101	100
Gain on sale of investment properties	(3,220)	(1,234)	—
Gain on sale of investment securities	(50)	(39)	(153)
Gain on condemnation of land	(3,043)	—	—
Impairment of investment in securities	103	73	44
Stock received as lease termination fee	(628)	(385)	(3,230)
Terminated contract costs	—	—	144,200
Provision for asset impairment	—	5,800	2,056
Distributions from unconsolidated joint ventures	1,076	134	—
Equity in loss from unconsolidated joint ventures	455	9	—
Straight-line rental income, net	(8,314)	(11,728)	(9,706)
Straight-line ground rent expense	2,510	—	—
Write off of intangible assets due to early lease termination	520	414	—
Changes in assets and liabilities:
Accounts and rents receivable, net	1,715	1,756	(7,716)
Other assets	(5,202)	(626)	5,323
Accounts payable	(1,588)	(1,262)	(7,671)
Accrued interest payable	590	861	863
Real estate taxes payable	(1,040)	2,322	2,473
Security deposits	210	594	(339)
Prepaid rental and recovery income	168	4,357	6,541
Other liabilities	(1,089)	(118)	446

Net cash provided by operating activities	$238,329	$247,203	$181,563

Cash flows from investing activities:
Investment in unconsolidated joint venture	$(14,523)	$(6,813)	$—
Restricted escrows	(14,433)	(1,452)	23,390
Purchase of investment securities, net of (increase) decrease in margin account of $(101), $1,651 and $2,069, respectively	(3,298)	(3,525)	(2,473)
Proceeds from sale of investment securities	1,924	1,952	5,460
Purchase of investment properties and development activities, net	(112,662)	(250,113)	(311,854)
Proceeds from sale of properties to unconsolidated joint venture	—	35,375	—
Proceeds from sale of investment properties	9,560	2,541	—
Proceeds from condemnation of land	3,729	—	—
Proceeds from repayment of joint venture interim financing	—	119,290	—
Advances to unconsolidated joint venture	(74,873)	(78,250)	—
Collection of advances to unconsolidated joint venture	74,873	—	—
Funding of mortgage receivable	(27,444)	—	—
Purchase of minority interest in joint venture partner	—	(386)	—
Contribution from minority joint venture	—	—	28
Distribution to minority joint venture	—	—	(73)
Payment of additional merger costs	—	—	(2,018)
Payments received under master lease agreements	1,675	4,360	7,337
Payment of leasing fees	(1,894)	(1,887)	(1,537)

Net cash used in investing activities	$(157,366)	$(178,908)	$(281,740)

See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC
Consolidated Statements of Cash Flows
(continued)
For Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004
Cash flows from financing activities:
Proceeds from DRP	$100,033	$114,400	$97,909
Purchase of shares through ESPP and exercise of stock options and warrants	946	74	—
Payment of SRP	(39,564)	(45,347)	(18,816)
Payment of offering costs	—	—	(149)
Proceeds from issuance of mortgage payables	5,441	105,539	343,878
Proceeds from unsecured line of credit	100,000	135,000	50,000
Principal payments of mortgage payables-balloon	(74,557)	(10,574)	(76,675)
Principal payments of mortgage payables-amortization	(3,418)	(2,952)	(4,312)
Principal payments of note payable	—	—	(20,700)
Payoff of unsecured line of credit	—	(160,000)	(75,000)
Payment of loan fees and deposits	(113)	(1,248)	(4,144)
Distributions paid	(217,226)	(211,301)	(188,698)

Net cash (used in) provided by financing activities	$(128,458)	$(76,409)	$103,293

Net (decrease) increase in cash and cash equivalents	(47,495)	(8,114)	3,116
Cash and cash equivalents, at beginning of year	91,426	99,540	96,424

Cash and cash equivalents, at end of year	$43,931	$91,426	$99,540

Supplemental cash flow disclosure, including non-cash activities:
Cash paid for interest	$120,933	$117,219	$117,012
Capitalized interest	1,905	511	169
Distributions payable	18,255	18,007	17,677
Investment properties additions resulting from decrease in change in development costs payables	347	(818)	(3,821)
Investment property addition resulting from forgiveness of notes receivable	448	—	—
Investment property addition resulting from repayment of notes receivable	27,444	—	—
Properties sold to unconsolidated joint venture	—	49,889	—
Investment properties and mortgage payable decrease through assumption of debt by unconsolidated joint venture	—	43,074	—
Investment properties and mortgage payable increase through assumption of debt	—	—	6,393
Intangible assets from merger	—	—	2,060
Goodwill from merger	—	—	52,757
Premium on debt assumption	—	—	1,048
See accompanying notes to consolidated financial statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
1. Organization and Basis of Accounting
Inland Retail Real Estate Trust, Inc. (IRRETI) was formed to acquire and manage a diversified portfolio of real estate, primarily multi-tenant shopping centers. We initially focused on acquiring properties in the southeastern states, primarily Florida, Georgia, North Carolina and South Carolina. We have also acquired properties in 22 other states including single-user retail properties in locations throughout the United States.
On October 20, 2006, we and Developers Diversified Realty Corporation (DDR) and DDR IRR Acquisition LLC (Merger Sub) entered into an Agreement and Plan of Merger (the Merger Agreement). Under the Merger Agreement, we will merge with and into Merger Sub (the Merger), with Merger Sub continuing after the merger as the surviving entity and as a subsidiary of DDR.
At the effective time of the Merger, (i) each outstanding share of our common stock will be converted into the right to receive $14.00 per share as described below without interest plus an amount equal to $0.069167 multiplied by the quotient of: (a) the number of days between the last day of the last month for which we paid a full monthly dividend, and the closing date of the Merger, over (b) the number of days in the month in which the closing occurs, without interest, subject to adjustment in certain circumstances (the Merger Consideration). On February 6, 2007, DDR announced their election (Stock Election) to pay the $14.00 per share as $12.50 in cash and $1.50 in the form of common shares of DDR (DDR Common Stock). DDR may revoke a Stock Election at any time so long as such revocation would not make it reasonably necessary to delay our stockholders’ meeting for more than 10 business days. DDR Common Stock valuation will be based on the l0-day average closing price of DDR Common Stock ending two days prior to our stockholders’ meeting to approve the Merger Agreement.
Each outstanding and unexercised option to purchase our common stock will be fully accelerated and converted into the right to receive cash equal to the product of (a) the excess, if any, of $14.00 per share over the exercise price of the option, and (b) the number of shares of our common stock issuable pursuant to the unexercised portion of such option. Each share of our restricted stock outstanding immediately before the merger will become fully vested immediately before the merger.
We have agreed to use our reasonable best efforts to cause each outstanding warrant to purchase our common stock to be either exercised and cancelled in accordance with the terms of the warrant, or to have the warrant holder agree to receive the product of (a) the excess, if any, of $14.00 per share over the exercise price of the warrant, and (b) the number of shares of our common stock subject to the warrant in exchange for cancellation of such warrant.
Each share of restricted stock of ours will be fully accelerated and the contractual restrictions thereon will terminate.
The Merger Agreement has been unanimously approved by the Board of Directors of DDR, and has been unanimously approved by our Board of Directors, with two of our related party directors recusing themselves.
The Merger Agreement, as amended, requires the closing of the Merger to occur within three business days after all of the closing conditions have been satisfied, unless the parties mutually agree to hold the closing at a later date. We expect the Merger to be consummated shortly after our shareholders’ meeting to approve the Merger, which is scheduled to occur February 22, 2007.
We have agreed that, if directed by DDR, we will enter into one or more real estate purchase agreements pursuant with DDR or their designee, pursuant to which DDR or the designee would purchase certain real estate assets and/or equity interest from us. The closing of the asset sales would occur immediately prior to the effective time of the Merger.
We have also agreed to immediately suspend our DRP, ESPP and SRP. These plans will thereafter be terminated by us, as of the effective time of the Merger.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
The Merger Agreement contains customary representations and warranties of ours regarding certain aspects of our business and properties and other matters pertaining to the Merger and also contains customary representations and warranties of DDR and Merger Sub regarding various matters pertinent to the Merger. The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates.
In the event that the Merger Agreement is terminated under certain circumstances, as defined, including but not limited to, us entering into a definitive agreement providing us with a superior offer, we will be obligated to pay DDR a termination fee equal to $80,000 plus DDR’s expenses.
On December 29, 2004, and pursuant to an agreement and plan of merger entered into on September 10, 2004, we acquired, by merger, four entities affiliated with our former sponsor, Inland Real Estate Investment Corporation, which entities provided business management, advisory and property management services to us. Shareholders of the acquired companies received an aggregate of 19,700 shares of our common stock, valued under the merger agreement at $10.00 per share.
The merger was accounted for using purchase accounting as required by Statement of Financial Accounting Standards 141 (SFAS 141) Business Combinations. Using this method of accounting resulted in the assets and liabilities of the acquired companies being recorded on our books as of December 29, 2004 using the fair value at the date of the transaction. Any additional amounts were allocated to intangible assets ($2,060) and goodwill ($52,757) as required, based on the remaining purchase price in excess of the fair value of the tangible assets and liabilities acquired. The remainder of the purchase price which was expensed as terminated contract costs ($144,200) represented the portion of the purchase price allocated to the advisor asset management agreement and the property management agreements which were terminated concurrent with the closing of the merger and had no future value.
We are qualified and have elected to be taxed as a Real Estate Investment Trust (REIT) under section 856 through 860 of the Internal Revenue Code of 1986. Since we qualify for taxation as a REIT, we generally will not be subject to Federal income tax to the extent we distribute at least 90% of our REIT taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income tax on our taxable income at regular corporate tax rates. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and Federal income and excise taxes on our undistributed income.
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
All amounts in this report are stated in thousands with the exception of square footage, acreage, per share amounts and number of properties.
Certain reclassifications have been made to the 2005 and 2004 financial statements to conform to the 2006 presentation.
We consider all demand deposits, money market accounts and investments in repurchase agreements purchased with a maturity of three months or less, at the date of purchase, to be cash equivalents. We maintain our cash and cash equivalents at financial institutions. At times, the combined account balances at one or more of these institutions exceed the Federal Depository Insurance Corporation (FDIC) insurance coverage and, as result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We believe we mitigate this risk by investing in or through major financial institutions.
Investment in securities at December 31, 2006 consist primarily of stock investments in various REITS and are classified as available-for-sale securities and recorded at fair value. A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value and would be reflected as a realized loss. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, we consider whether we have the ability and intent to hold

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
the investment until a market price recovery and consider whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year end and forecasted performance of the investee. Certain individual securities have been in a continuous unrealized loss position for more than six months and were written down to fair value as of December 31, 2006. The gross realized losses on these securities as of December 31, 2006, 2005 and 2004 were $103, $73 and $44, respectively. The fair values of these securities as of December 31, 2006 were reduced to $1,028. Additionally, we have purchased securities through a margin account. As of December 31, 2006 and 2005, we have recorded a payable of $3,821 and $3,720, respectively, for securities purchased on margin which are included as a component of mortgages and notes payable. During the years ended December 31, 2006, 2005 and 2004, we realized net gains of $50, $39 and $153, respectively, on the sale of investment securities. Of the investment securities held on December 31, 2006 and 2005, we have accumulated other comprehensive income of $4,957 and $5,601, respectively.
In conjunction with certain acquisitions, we receive payments under master lease agreements pertaining to certain non-revenue producing spaces either at the time of, or subsequent to, the purchase of some of our properties. GAAP requires that as these payments are received they are recorded as a reduction in the purchase price of the related properties rather than as rental income. These master leases were established at the time of purchase in order to mitigate the potential negative effects of loss of rent and expense reimbursements on non-revenue producing spaces. Master lease payments are received through a draw of funds escrowed at the time of purchase and may cover a period from one to three years. These funds may be released to either us or the seller when certain leasing conditions are met. Restricted cash includes funds received by third party escrow agents, from sellers, pertaining to master lease agreements. We record such escrows as both an asset and a corresponding liability, until certain leasing conditions are met.
We capitalize costs incurred during the development period, including construction, insurance, architectural costs, legal fees, interest and other financing costs, and real estate taxes. The development period is considered to end once 60% of the tenants receive their certificates of occupancy. At such time those costs included in developments in progress are reclassified to land and building and other improvements. Development costs payable of $3,247 and $2,900 at December 31, 2006 and 2005, respectively, consist of retainage and other costs incurred and not yet paid pertaining to the development projects.
We perform impairment analysis for our long-lived assets in accordance with Statement of Financial Accounting Standards No.144 (SFAS 144), Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of, to ensure that the investment property’s carrying value does not exceed its fair value. Our judgment resulted in a provision for asset impairment (see Note 13 Provision for Asset Impairment) of none, $5,800 and $2,056 for the years ended December 31, 2006, 2005 and 2004, respectively.
Depreciation expense is computed using the straight-line method. Building and other improvements are depreciated based upon estimated useful lives of thirty years for building and improvements and fifteen years for site improvements as a component of depreciation and amortization expense. In leasing tenant space, we may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, we determine whether the allowance represents funding for the construction of leasehold improvements and evaluate the ownership, for accounting purposes, of such improvements. If we are considered the owner of the leasehold improvements for accounting purposes, we capitalize the amount of the tenant allowance and depreciate it on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense. If the tenant allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue. Determination of the accounting for a tenant allowance is made on a case-by-case basis, considering the facts and circumstances of the individual tenant lease.
In accordance with Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, we allocate the purchase price of each acquired investment property between land, building and other improvements and other intangibles including acquired above and below market leases, in-place lease and any assumed financing that is

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
determined to be above or below market terms. For the year ended December 31, 2006, we recognized upon acquisition additional intangible assets for acquired in-place leases and above market leases, and intangible liabilities for acquired below market leases, of $6,672, $1,077 and $80, respectively.
Amortization pertaining to the above market lease costs is applied as a reduction to rental income. Amortization pertaining to the above market lease costs for the years ended December 31, 2006 and 2005 was $7,281 and $7,224, respectively. Amortization pertaining to the below market lease costs was applied as an increase to rental income. Amortization pertaining to the below market lease costs for the years ended December 31, 2006 and 2005 was $5,862 and $6,690, respectively. We incurred amortization, included as a component of depreciation and amortization expense, pertaining to acquired in-place lease intangibles of $19,900 and $21,219 for the years ended December 31, 2006 and 2005, respectively.
In accordance with SFAS 141, we are required to write-off any remaining intangible asset and liability balances when a tenant terminates a lease before the stated lease expiration date. Write-offs of above market lease intangibles of $1,125 and $365 were recorded as a reduction to rental income for the years ended December 31, 2006 and 2005, respectively. Write-offs of below market lease intangibles of $887 and $908 were recorded as an increase to rental income for the years ended December 31, 2006 and 2005, respectively. In addition, we incurred write-offs pertaining to acquired in-place lease intangibles of $2,354 and $2,086 for the years ended December 31, 2006 and 2005, respectively.
The table below presents the amortization during the next five years related to the acquired above and below market lease costs and acquired in-place lease intangibles for properties owned at December 31, 2006.

	2007	2008	2009	2010	2011	Thereafter
Amortization of:
Acquired above market lease costs	$(5,582)	$(4,920)	$(4,262)	$(3,941)	$(3,542)	$(15,014)

Acquired below market lease costs	4,004	3,401	2,903	2,468	2,196	11,631

Net rental income — decrease	$(1,578)	$(1,519)	$(1,359)	$(1,473)	$(1,346)	$(3,383)

Acquired in-place lease intangibles	$(17,193)	$(15,760)	$(14,523)	$(13,336)	$(12,429)	$(68,940)

We have recorded goodwill as part of the 2004 business combination. These amounts are not amortized, per SFAS 141, but are reviewed for possible impairment on an annual basis, or more frequently to the extent that circumstances suggest such a review is needed. In our judgment no impairment loss was considered necessary for the years ended December 31, 2006 and 2005.
Leasing fees are amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense.
Loan fees are amortized on a straight-line basis over the life of the related loans as a component of interest expense.
Premiums and discounts on assumed mortgages payable are amortized or accreted over the life of the related mortgages as an adjustment to interest expense using the straight-line method.
Offering costs are offset against the shareholders’ equity accounts and consist principally of commissions, legal, printing, selling and registration costs.
Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying consolidated balance sheets.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
Ground rent expense is recognized on a straight-line basis over the term of each lease. The difference between ground lease expense incurred on a straight-line basis and the cash ground rent due under the provisions of the ground lease agreements is recorded as straight-line ground rent payable and is included as a component of other liabilities in the accompanying consolidated balance sheets.
Staff Accounting Bulletin 101 (SAB 101), Revenue Recognition in Financial Statements, determined that a lessor should defer recognition of contingent rental income (i.e. percentage/excess rent) until the specified target (i.e. breakpoint) that triggers the contingent rental income is achieved. We record percentage rental revenue in accordance with SAB 101.
We periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts ($3,598 and $4,998 as of December 31, 2006 and 2005, respectively) for estimated losses resulting from the inability of tenants to make required payments under their lease agreement. In addition, we also maintain an allowance for receivables arising from the straight-lining of rents ($253 and $724 as of December 31, 2006 and 2005, respectively). The straight-line receivable arises from earnings recognized in excess of amounts currently due under the lease agreements. We exercise judgment using specific identification in establishing these allowances and consider payment history and current credit status in developing these estimates.
A note receivable may be considered impaired pursuant to criteria established in Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan. Pursuant to SFAS 114, a note is impaired if it is probable that we will not collect all principal and interest contractually due. The impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate. When ultimate collectability of the principal balance of the impaired note is in doubt, all cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered. All cash receipts recognized thereafter are recorded as interest income. As of December 31, 2006 and 2005, there were none and $448 in notes receivables, respectively, which were included in developments in progress on our accompanying Consolidated Financial Statements. Based on our judgment, no notes receivable were impaired as of December 31, 2005.
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123R (SFAS 123R), Accounting for Stock-Based Compensation as amended. SFAS 123R replaces SFAS No. 123, as amended by SFAS No. 148, which we adopted on January 1, 2003. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements and be measured based on the fair value of the equity or liability instruments issued. SFAS 123R is effective as of the first annual reporting period that begins after September 15, 2005. SFAS 123R did not have a material effect on our consolidated financial statements.
In March 2005, the FASB issued Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset. This interpretation is effective no later than the end of fiscal years ending after December 31, 2005. FIN 47 did not have a material effect on our consolidated financial statements.
In September 2005, the FASB ratified the consensus by the Emerging Issues Task Force (EITF) regarding EITF 04-05, Determining Whether a General Partner or the General Partners, as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights. This consensus established the presumption that general partners in a limited partnership control that limited partnership regardless of the extent of the general partners’ ownership interest in the limited partnership. The consensus further establishes that the rights of the limited partners can overcome the presumption of control by the general partners, if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. Whether the presumption of control is overcome is a matter of judgment based on the facts and circumstances, for which the consensus provides additional guidance. This consensus applies to limited partnerships or similar entities, such

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
as limited liability companies that have governing provisions that are the functional equivalent of a limited partnership. EITF 04-05 did not have a material effect on our consolidated financial statements.
In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109. FIN 48 defines a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently evaluating the effect of FIN 48.
In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108) Topic 1N, Financial Statements — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. This Bulletin provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance in this Bulletin must be applied to financial reports covering the first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have a material effect on our consolidated financial statements.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. This new standard provides guidance for using fair value to measure assets and liabilities. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or a liability. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material effect on our consolidated financial statements.
2. Basis of Presentation
The accompanying Consolidated Financial Statements include our accounts, all wholly owned subsidiaries and consolidated joint venture investments and the accounts of Inland Retail Real Estate Limited Partnership (IRRELP), our operating partnership. Wholly owned subsidiaries generally consist of limited liability companies (LLCs), limited partnerships or other entities for which separate financial records are maintained. The effects of all significant inter-company transactions have been eliminated.
Prior to August 31, 2005, we had a 98.97% ownership interest in the LLC which owns Birkdale Village. Crosland/Pappas Birkdale Holdings, LLC (Crosland) had a 1.03% minority ownership interest. On August 31, 2005, we acquired the 1.03% minority interest in the LLC from Crosland for $455 pursuant to Crosland’s put right included in the LLC agreement. Beginning September 1, 2005, 100% of the operations of Birkdale Village are reflected in the accompanying Consolidated Financial Statements.
We have a 20% ownership interest in and are the managing member of Inland-SAU Retail Fund, L.L.C. (SAU JV), which management determined is not a variable interest entity. We account for our investment in this joint venture using the equity method of accounting. See Note 8, Investment in Unconsolidated Joint Ventures for further discussion.
On February 17, 2006, Inland Retail TRS Corp. (TRS), a wholly owned taxable REIT subsidiary, was formed for the purpose of acquiring land and property for development/redevelopment and subsequent sale to third parties. It was also formed for other business ventures and activities that fall outside of our normal core business of acquiring and managing a diversified portfolio of real estate. Taxable REIT subsidiaries are fully taxable corporations that are owned by a REIT and can engage in activities that would otherwise jeopardize REIT status or subject the REIT to tax if conducted directly by the REIT.
On July 13, 2006, the TRS entered into a Joint Development Agreement with Paradise Development Group, Inc. (PDG), an experienced real estate developer based in Florida. Under the terms of the agreement, we shall have the option to elect to invest (equity participation) in certain retail and residential development projects of PDG. We have the right to

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
contribute up to $15,000 in equity. We will account for our investment in this joint venture using the equity method of accounting.
On October 1, 2006, we entered into an agreement with Oak Property and Casualty LLC as an association captive (Captive) which was formed in the State of Vermont. The Captive is wholly owned by us and three other entities sponsored by Inland Real Estate Investment Corporation, Inland Western Retail Real Estate Trust, Inc., Inland Real Estate Corporation and Inland American Real Estate Trust, Inc. The Captive was formed to more efficiently manage the respective insurance coverage of the members and the premiums associated with property casualty coverage. Each member initially contributed approximately $188 to the Captive as a form of a capital contribution. We will account for our investment in this limited liability company using the equity method of accounting.
3. Related Party Transactions
Daniel L. Goodwin and G. Joseph Cosenza are shareholders of ours and we have non-compensatory consulting agreements with both of them. Mr. Goodwin has agreed to advise us on business strategy and Mr. Cosenza has agreed to advise us on property acquisitions. Mr. Goodwin is the Chairman of The Inland Real Estate Group of Companies. As a shareholder of ours, Mr. Goodwin directly or indirectly controls 17,816 shares, or 6.75%, of our common stock as of December 31, 2006. Mr. Goodwin serves as the Chairman of our Management and Disclosure Committee, or MDC, which consists of senior Company officers, our inside directors and Mr. Goodwin, among others. The purpose of the MDC is to provide advice to our CEO and to the Board of Directors, in accordance with Mr. Goodwin’s consulting agreement signed in connection with our acquisition of the property managers and advisor in December 2004 (the business combination) and as required by a Special Committee of our Board. Strategic initiatives and general operating issues are discussed at these meetings. The MDC does not make day-to-day business decisions. Mr. Goodwin and certain other of The Inland Real Estate Group of Companies executives are required to perform these services for no compensation. MDC meetings are generally held monthly and we determine the agenda for MDC meetings. As of December 31, 2005, Robert D. Parks, who is a shareholder of ours, was Chairman of our Board of Directors. We have a non-compensatory consulting agreement with Mr. Parks to advise us on matters within his expertise and relating to our business, and to attend certain meetings of our management team. Thomas P. McGuinness is our Chief Operating Officer (COO) and is also a shareholder of ours. We have a compensatory arrangement for his services as our COO and a non-compensatory agreement with him regarding his advice on property management and leasing. On March 3, 2006, Mr. Parks resigned as the Chairman of our Board of Directors, at which time Richard Imperiale, a director, was selected by the Board of Directors to serve as our Chairman and Mr. McGuinness was appointed as a director to fill the vacancy. Mr. Parks continues to serve on the MDC.
Mr. Goodwin, Mr. Parks and Mr. Cosenza also may own interests in and may be officers and/or directors of certain companies that indirectly own or control the companies which provide services to us and are listed in the chart below and in the following paragraphs.

Company Name	Services Provided

Inland Communications, Inc.	Marketing, communications and media relations services

Inland Office Management and Services, Inc. and Inland Facilities Management, Inc.	Office and facilities management services

The Inland Real Estate Group, Inc.	Legal and advisory services

Inland Human Resource Services, Inc.	Pre-employment, new-hire, human resources, benefit administration and payroll and tax administration services

Investors Property Tax Services, Inc.	Property tax payment and processing services and real estate tax assessment reduction services

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

Company Name	Services Provided

Inland Computer Services, Inc.	Data processing, computer equipment and support services, and other information technology services

Inland Risk and Insurance Management Services, Inc.	Risk and insurance management services

Inland Real Estate Acquisitions, Inc.	Negotiate property acquisitions, due diligence analysis and other services
The costs of the above services are included in general and administrative expenses, property operating expenses or are capitalized as part of property acquisitions. During the years ended December 31, 2006, 2005 and 2004, we paid $1,693, $2,139 and $3,351, respectively, for all the services above. Of these services $131 and $84 remain unpaid as of December 31, 2006 and 2005, respectively.
We have chosen to use these services rather than administer them internally because we have the availability of highly experienced professionals who charge us rates we believe are billed at their cost and which we believe are at or below market. Further, we only incur the cost for these services as we need them and are able to avail ourselves of the quantity discounts and purchasing power of The Inland Real Estate Group of Companies. If we are able to obtain these services on a more favorable basis elsewhere, or if we believe we can perform them in house at less cost, we can terminate these agreements.
Inland Mortgage Servicing Corp. provides loan servicing to us for an annual fee. Such costs are included in general and administrative expenses. A previous agreement allowed for annual fees totaling 0.03% of the first $1,000,000 of the mortgage balance outstanding and 0.01% of the remaining mortgage balance, payable monthly. On April 1, 2004, we entered into a new agreement for an initial term of one year, and which continues each year thereafter unless terminated. The fee structure from April 1, 2004 to April 1, 2006, required monthly payments of one hundred seventy-five dollars per loan serviced. Effective April 1, 2006, the fee structure was amended to require monthly payments of one hundred-fifty dollars per loan serviced. The fee increases to two hundred dollars per loan should the number of loans serviced fall below one hundred. Such fees totaled $388, $438 and $407 for the years ended December 31, 2006, 2005 and 2004, respectively. None remain unpaid as of December 31, 2006 and 2005.
Inland Investment Advisors, Inc. provides investment advisory services for our investment securities for a monthly fee. Prior to May 1, 2006, the agreement required us to pay a fee of 0.75% per annum (paid monthly) based on the average daily net asset value of any investments under management. Effective May 1, 2006, the fee was amended allowing annual fees (paid monthly) totaling 1.0% of the first $10,000 of assets, 0.90% of assets from $10,000 to $25,000, 0.80% of assets from $25,000 to $50,000 and 0.75% of the remaining balance. Such fees are included in general and administrative expenses and totaled $204, $96 and $84 for the years ended December 31, 2006, 2005 and 2004, respectively. Of these services $31 and none remain unpaid as of December 31, 2006 and 2005, respectively.
Inland Mortgage Corporation provides services to procure and facilitate the mortgage financing that we obtain with respect to the properties purchased. Such costs are capitalized as loan fees and amortized to interest expense over the respective loan term. During the years ended December 31, 2006, 2005 and 2004, we incurred loan fees totaling $11, $140 and $762, respectively. None remain unpaid as of December 31, 2006 and 2005.
Metropolitan Construction Services (Metro) provides general contracting services for tenant improvements, on-going repairs and maintenance and capital improvement projects. During the years ended December 31, 2006, 2005 and 2004, we incurred $6,228, $9,810 and $7,290, respectively, for these services. Of these services $102 and $330 remain unpaid as of December 31, 2006 and 2005, respectively. We believe a substantial portion of the amount incurred by Metro is used to honor their obligations to subcontractors.
In May 2005, an affiliate of The Inland Real Estate Group of Companies purchased the building which houses our corporate headquarters located in Oak Brook, Illinois and assumed our office lease from the previous landlord. Our

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
annual rent is approximately $300, of which we paid $300 and $175 for the years ended December 31, 2006 and 2005, respectively. None remain unpaid as of December 31, 2006 and 2005.
Prior to our acquisition of the property management companies and our former advisor on December 29, 2004, we were obligated to pay an advisor asset management fee of not more than 1% of our net asset value to our former advisor. Our net asset value was defined as the total book value of the assets invested in equity interests and loans receivable secured by real estate, before reserves for depreciation, reserves for bad debt or other similar non-cash reserves, reduced by any mortgages payable on the respective assets. We computed our net asset value by taking the average of these values at the end of each month for which we were calculating the fee. The fee was payable quarterly in an amount equal to 1/4 of 1% of net asset value as of the last day of the immediately preceding quarter. For any year in which we qualified as a REIT prior to the completion of the transaction, our former advisor was required to reimburse us for certain amounts to the extent that the annual return to shareholders was less than 7%. No reimbursements from our former advisor were required in any year. For the years ended December 31, 2006, 2005 and 2004, we incurred none, none and $18,958, respectively, of asset management fees. None remain unpaid as of December 31, 2006 and 2005.
Also prior to their acquisition, the property management companies, which were owned principally by individuals who were affiliated with our former advisor, were entitled to receive property management fees from us totaling 4.5% of gross operating income for management and leasing services. As a result of this acquisition, we currently own 100% of the property management companies, and property management fee income and expense are eliminated upon consolidation for the years ended December 31, 2006 and 2005. We incurred property management fees of $20,574 for the year ended December 31, 2004. None remain unpaid as of December 31, 2006 and 2005.
4. Stock Plans and Soliciting Dealer Warrants
On October 20, 2006, we entered into a Merger Agreement with DDR. As part of this agreement we suspended our DRP, SRP, ESPP and EAP and we have agreed to use our reasonable best efforts to cause each outstanding warrant to purchase our stock to be either exercised or cancelled prior to the closing date of the merger.
Our Independent Director Stock Option Plan, subject to certain conditions, provides for the grant of options to acquire initial shares to each independent director following their appointment and for the grant of additional options to acquire subsequent shares on the date of each annual shareholders’ meeting. The initial options were exercisable at $9.05 per share. The subsequent options were exercisable at the fair market value of a share on the last business day preceding the annual meeting of shareholders. As of December 31, 2006 and 2005, 8 options had been exercised. As of December 31, 2006 and 2005, options to acquire 14 shares of common stock were outstanding.
In addition to selling commissions, the dealer manager of our offerings, an affiliate of our former advisor, had the right to purchase soliciting dealer warrants which are re-allowed to the soliciting dealer. The holder of a soliciting dealer warrant was entitled to purchase one share from us at a price of $12.00 per share during the period commencing one year from the date of the first issuance of any of the soliciting dealer warrants and ending five years after the effective date of each offering. As of December 31, 2006 and 2005, 8,551 warrants had been issued. As of December 31, 2006 and 2005, 2,507 and 547 warrants have expired, respectively. As of December 31, 2006, 68 warrants had also been exercised.
On August 23, 2005, our shareholders approved an EAP and an ESPP. The EAP allowed certain of our employees to be awarded stock shares and/or stock options. The purpose of the EAP was to provide an incentive to certain employees so that we could retain executive level talent. The EAP was available only to employees of ours. We reserved 300 shares of common stock under the EAP with awards to be granted prior to June 2015. On April 1, 2006, approximately 8 unvested restricted shares and approximately 8 unvested options were issued under the EAP. The unvested restricted shares and unvested options would vest 20% per year beginning on March 31, 2007. We granted 25 stock options to acquire 25 shares of stock to an executive employee at an exercise price of $10.75 per share with a term of ten years. The executive employee resigned on June 12, 2006 and these options would vest in June 2008 if certain conditions were met under the terms of a separation agreement. Under the separation agreement, this former executive employee was also issued twelve-hundred five shares under the EAP. As of December 31, 2006, unvested restricted shares and options to acquire an aggregate of approximately 41 shares remained outstanding.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
The ESPP allowed our employees to purchase our shares of stock on favorable terms and pay for the purchases through periodic payroll deductions all in accordance with current Internal Revenue Service rules and regulations. The purpose of the ESPP was to provide our employees with an opportunity to have a stake in the success of our company. The ESPP was available only to employees of ours. We reserved 200 shares of common stock under the ESPP. The ESPP became available to our employees on January 1, 2006. The purchase price of the shares was at 85% of fair market value and was limited to 5 shares or $25 per employee per calendar year. We incurred, as an expense, the 15% discount. As of December 31, 2006, approximately 12 shares were issued to our employees through the ESPP, at a total purchase price of approximately $111. For the year ended December 31, 2006, we incurred $20 of expense.
Stock options granted and the awards and stocks issued under the EAP and ESPP were accounted for in accordance with SFAS 123R and did not have a material effect upon our accompanying Consolidated Financial Statements.
5. Leases
Master Lease Agreements
In conjunction with certain acquisitions, we receive payments under master lease agreements pertaining to some non-revenue producing spaces at the time of purchase, for periods ranging from one to three years after the date of the purchase or until the spaces are leased. GAAP requires that as these payments are received, they are recorded as a reduction in the purchase price of the respective property rather than as rental income. The cumulative amount of such payments was $24,052 and $22,377 as of December 31, 2006 and 2005, respectively.
Operating Leases
Minimum lease payments to be received in the future under operating leases, excluding rental income under master lease agreements and assuming no expiring leases are renewed, are as follows:

Minimum Lease
Payments
2007	$384,872
2008	362,437
2009	331,622
2010	300,662
2011	267,420
Thereafter	1,462,973

Total	$3,109,986

The majority of the revenues from our properties consist of rents received under long-term operating leases. Some leases provide for the payment of fixed base rent paid monthly in advance, and for the reimbursement by tenants to us for the tenant’s pro rata share of certain operating expenses including real estate taxes, special assessments, insurance, utilities, common area maintenance, management fees, and certain building repairs paid by the landlord and recoverable under the terms of the lease. Under these leases, the landlord pays all expenses and is reimbursed by the tenant for the tenant’s pro rata share of recoverable expenses paid. Certain other tenants are subject to net leases which provide that the tenant is responsible for fixed based rent as well as all costs and expenses associated with occupancy. Under net leases where all expenses are paid directly by the tenant rather than the landlord, such expenses are not included in the consolidated statements of operations. Under net leases where all expenses are paid by the landlord, subject to reimbursement by the tenant, the expenses are included within property operating expenses and reimbursements are included in tenant recovery income on the consolidated statements of operations.
A lease termination by a major tenant could result in lease terminations or reductions in rent by other tenants whose leases permit cancellation or rent reduction if a major tenant’s lease is terminated. In certain properties where there are large tenants, other tenants may require that if certain large tenants or “shadow” tenants discontinue operations, a right of termination or reduced rent may exist.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
The remaining lease terms range from one year to fifty-three years.
Certain tenant leases contain provisions providing for stepped rent increases and rent abatements. GAAP requires us to record rental income for the period of occupancy using the effective monthly rent, which is the average monthly rent for the entire period of occupancy during the term of the lease. As a direct result of recording the effective monthly rent, the accompanying Consolidated Financial Statements include a net increase in rental income of $7,843, $11,712 and $10,445 for the years ended December 31, 2006, 2005 and 2004, respectively. The related accounts and rents receivable, net of allowance, as of December 31, 2006 and 2005 were $39,745 and $32,528, respectively. We anticipate collecting these amounts over the terms of the related leases as scheduled rent payments are made.
Ground Leases
We lease land under non-cancelable operating leases at certain of our properties expiring in various years from 2012 to 2051. For the years ended December 31, 2006, 2005 and 2004, ground lease rent expense was $3,477, $958 and $950, respectively. Minimum future rental payments to be paid under the ground leases are as follows:

Minimum Lease
Payments
2007	$964
2008	965
2009	975
2010	987
2011	991
Thereafter	59,585

Total	$64,467

Certain ground leases contain provisions providing for stepped rent increases. GAAP requires us to record ground lease rent expense during the lease term using the effective monthly rent, which is the average monthly rent for the entire lease term. As a direct result of recording the effective monthly ground lease rent expense, the accompanying Consolidated Financial Statements include a net increase in ground lease rent expense of $2,510, none and none for the years ended December 31, 2006, 2005 and 2004, respectively, as a component of property operating expenses. As of December 31, 2006 and 2005, we have recorded a related payable of $2,510 and none, respectively, as a component of other liabilities in our accompanying Consolidated Financial Statements.
6. Mortgages and Notes Payable
Mortgages payable consist of the following at December 31, 2006 and 2005.

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
440 Commons Jersey City, NJ	F	4.51%	02/2008	$9,875	$9,875
Aberdeen Square Boynton Beach, FL	F	6.25%	01/2007	3,670	3,670
Abernathy Square Atlanta, GA	F	6.29%	03/2009	13,392	13,392
Adams Farm Greensboro, NC	F	4.65%	08/2009	6,700	6,700
Aiken Exchange Aiken, SC	F	4.37%	05/2009	7,350	7,350

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Albertsons at Bloomingdale Hills Brandon, FL	F	4.47%	04/2009	3,175	3,175
Alexander Place Raleigh, NC	F	4.79%	02/2010	15,000	15,000
Anderson Central Anderson, SC	F	4.94%	12/2010	8,600	8,600
Barrett Pavilion Kennesaw, GA	F	4.66%	08/2010	44,000	44,000
Bartow Marketplace Cartersville, GA	V	N/A	09/2006	—	13,475
Bass Pro Outdoor World Dania Beach, FL	F	5.93%	08/2009	9,100	9,100
Bellevue Place Shopping Center Nashville, TN	F	5.13%	12/2013	5,985	5,985
Bi-Lo — Asheville Asheville, NC	F	5.16%	11/2010	4,235	4,235
Bi-Lo — Northside Plaza Greenwood, SC	F	4.47%	04/2009	2,200	2,200
Bi-Lo — Shelmore Mt. Pleasant, SC	F	4.78%	10/2008	6,350	6,350
Bi-Lo — Southern Pines Southern Pines, NC	F	5.16%	11/2010	3,950	3,950
Bi-Lo — Sylvania Sylvania, GA	F	5.16%	11/2010	2,420	2,420
Birkdale Village Charlotte, NC	F	4.08%	08/2010	55,000	55,000
BJ’S Wholesale Club Charlotte, NC	F	5.06%	12/2010	7,117	7,117
Boynton Commons Boynton Beach, FL	V	7.00%	03/2008	15,125	15,125
Brandon Blvd. Shoppes Brandon, FL	F	6.24%	03/2009	5,137	5,137
Brick Center Plaza Brick, NJ	F	4.38%	06/2010	10,300	10,300
Bridgewater Marketplace Orlando, FL	V	N/A	09/2006	—	2,988
Camfield Corners Charlotte, NC	F	5.04%	12/2010	5,150	5,150
Camp Hill Center Harrisburg, PA	F	4.20%	08/2010	4,300	4,300
Capital Crossing Raleigh, NC	F	4.30%	09/2010	5,478	5,478
Capital Plaza Wake Forest, NC	F	4.37%	01/2010	4,109	4,109
Carlisle Commons Carlisle, PA	F	4.99%	11/2010	21,560	21,560
Cascades Marketplace Sterling, VA	F	4.51%	12/2008	9,240	9,240

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Casselberry Commons Casselberry, FL	F	N/A	04/2006	—	8,703
Cedar Springs Crossing Spartanburg, SC	F	4.51%	08/2010	5,800	5,800
Center Pointe Plaza I Easley, SC	F	5.32%	08/2011	4,250	4,250
Chatham Crossing Siler City, NC	F	4.65%	04/2010	2,190	2,190
Chesterfield Crossings Richmond, VA	F	5.50%	10/2009	6,380	6,380
Chickasaw Trails Shopping Center Orlando, FL	F	N/A	11/2006	—	4,400
Circuit City — Cary Cary, NC	F	4.77%	04/2010	3,280	3,280
Circuit City — Culver City Culver City, CA	F	4.87%	10/2010	4,813	4,813
Circuit City — Highland Ranch Highland Ranch, CO	F	4.87%	10/2010	3,160	3,160
Circuit City — Olympia Olympia, WA	F	4.87%	10/2010	3,160	3,160
Circuit City — Rome Rome, GA	F	5.50%	10/2009	2,470	2,470
Circuit City — Vero Beach Vero Beach, FL	F	5.50%	09/2009	3,120	3,120
Circuit City Plaza Orlando, FL	F	5.50%	09/2009	6,275	6,275
Citrus Hills Citrus Hills, FL	V	7.07%	02/2007	3,000	3,000
City Crossing Warner Robins, GA	F	4.97%	10/2010	10,070	10,070
Clayton Corners Clayton, NC	F	7.25%	04/2012	9,850	9,850
Clearwater Crossing Flowery Branch, GA	F	5.00%	12/2010	7,800	7,800
Colonial Promenade Bardmoor Center Largo, FL	F	4.52%	08/2010	9,400	9,400
Columbia Promenade Kissimmee, FL	F	N/A	02/2006	—	3,600
Columbiana Station Columbia, SC	F	4.04%	05/2010	25,900	25,900
Commonwealth Center II Richmond, VA	F	4.39%	07/2010	12,250	12,250
CompUSA Retail Center Newport News, VA	F	4.41%	04/2010	4,000	4,000
Concord Crossing Concord, NC	F	4.44%	06/2010	2,890	2,890
Conway Plaza Orlando, FL	F	4.73%	07/2010	5,000	5,000

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Cortez Plaza Bradenton, FL	F	7.15%	07/2012	13,112	16,446
CostCo Plaza White Marsh, MD	F	4.99%	12/2010	9,255	9,255
Countryside Naples, FL	F	N/A	06/2006	—	4,300
Covington Corners Covington, LA	V	7.10%	03/2007	1,885	1,885
Cox Creek Shopping Center Florence, AL	F	7.09%	03/2012	14,607	14,787
Creeks at Virginia Center Richmond, VA	F	6.37%	08/2012	26,578	26,944
Creekwood Crossing Bradenton, FL	V	7.17%	03/2007	11,750	11,750
Crossroads Plaza Lumberton, NJ	F	4.58%	02/2009	9,900	9,900
Crystal Springs Shopping Center Crystal Springs, FL	F	6.15%	08/2009	4,070	4,070
CVS Pharmacy #5040-01 Kissimmee, FL	F	5.05%	06/2013	1,407	1,407
CVS Pharmacy #6226-01 Oklahoma City, OK	F	5.05%	06/2013	1,005	1,005
CVS Pharmacy #6794-01 Ft. Worth, TX	F	5.05%	06/2013	1,540	1,540
CVS Pharmacy #6841-01 Wichita Falls, TX	F	5.05%	06/2013	1,203	1,203
CVS Pharmacy #6967-01 Richardson, TX	F	5.05%	06/2013	1,338	1,338
CVS Pharmacy #6974-01 Richardson, TX	F	5.05%	06/2013	1,316	1,316
CVS Pharmacy #6978-01 Wichita Falls, TX	F	5.05%	06/2013	1,036	1,036
CVS Pharmacy #6982-01 Dallas, TX	F	5.05%	06/2013	1,097	1,097
CVS Pharmacy #7440-01 Dallas, TX	F	5.05%	06/2013	1,177	1,177
CVS Pharmacy #7579-01 Richland Hills, TX	F	5.05%	06/2013	1,521	1,521
CVS Pharmacy #7642-01 Lake Worth, TX	F	5.05%	06/2013	1,022	1,022
CVS Pharmacy #7678-01 River Oaks, TX	F	5.05%	06/2013	1,546	1,546
CVS Pharmacy #7709-01 Tyler, TX	F	5.05%	06/2013	845	845
CVS Pharmacy #7785-01 Ft. Worth, TX	F	5.05%	06/2013	941	941
CVS Pharmacy #7804-01 Plano, TX	F	5.05%	06/2013	1,445	1,445

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Cypress Trace Ft. Meyers, FL	F	5.00%	04/2012	16,000	16,000
Denbigh Village Newport News, VA	F	4.94%	12/2010	11,457	11,457
Douglasville Pavilion Douglasville, GA	V	6.69%	07/2007	14,921	14,923
Downtown Short Pump Richmond, VA	F	4.90%	08/2010	18,480	18,480
Duvall Village Bowie, MD	F	7.04%	10/2012	8,825	9,006
East Hanover Plaza East Hanover, NJ	F	4.69%	07/2010	9,280	9,280
Eckerd Drug Store — Blackstock Spartanburg, SC	F	5.43%	03/2014	1,492	1,492
Eckerd Drug Store — Concord Concord, NC	F	5.43%	03/2014	1,234	1,234
Eckerd Drug Store — Greenville Greenville, SC	F	6.30%	08/2009	1,540	1,540
Eckerd Drug Store — Perry Creek Raleigh, NC	F	5.43%	03/2014	1,565	1,565
Eckerd Drug Store — Piedmont Piedmont, SC	F	5.17%	10/2010	1,100	1,100
Eckerd Drug Store — Spartanburg Spartanburg, SC	F	6.30%	08/2009	1,542	1,542
Eckerd Drug Store — Tega Cay Tega Cay, SC	F	5.43%	03/2014	1,678	1,678
Eckerd Drug Store — Woodruff Woodruff, SC	F	5.43%	03/2014	1,561	1,561
Eckerd Drug Store #0234 Marietta, GA	F	5.05%	06/2013	1,161	1,161
Eckerd Drug Store #0444 Gainesville, GA	F	5.05%	06/2013	1,129	1,129
Eckerd Drug Store #2320 Snellville, GA	F	5.05%	06/2013	1,271	1,271
Eckerd Drug Store #3449 Lawrenceville, GA	F	5.17%	10/2010	1,120	1,120
Eckerd Drug Store #5018 Amherst, NY	F	4.97%	02/2010	1,582	1,582
Eckerd Drug Store #5661 Buffalo, NY	F	4.97%	02/2010	1,777	1,777
Eckerd Drug Store #5786 Dunkirk, NY	F	4.97%	02/2010	905	905
Eckerd Drug Store #5797 Cheektowaga, NY	F	4.97%	02/2010	1,636	1,636
Eckerd Drug Store #6007 Connellsville, PA	F	4.97%	02/2010	1,636	1,636
Eckerd Drug Store #6036 Pittsburgh, PA	F	4.97%	02/2010	1,636	1,636

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Eckerd Drug Store #6040 Monroeville, PA	F	4.94%	02/2010	1,911	1,911
Eckerd Drug Store #6043 Monroeville, PA	F	4.97%	02/2010	1,636	1,636
Eckerd Drug Store #6062 Harborcreek, PA	F	4.94%	02/2010	1,418	1,418
Eckerd Drug Store #6089 Weirton, WV	F	4.97%	02/2010	1,374	1,374
Eckerd Drug Store #6095 Cheswick, PA	F	4.97%	02/2010	1,571	1,571
Eckerd Drug Store #6172 New Castle, PA	F	4.94%	02/2010	1,636	1,636
Eckerd Drug Store #6193 Erie, PA	F	4.94%	02/2010	1,636	1,636
Eckerd Drug Store #6199 Millcreek, PA	F	4.94%	02/2010	1,636	1,636
Eckerd Drug Store #6257 Millcreek, PA	F	5.18%	04/2010	640	640
Eckerd Drug Store #6286 Erie, PA	F	5.18%	04/2010	1,601	1,601
Eckerd Drug Store #6334 Erie, PA	F	4.94%	02/2010	1,636	1,636
Eckerd Drug Store #6392 Penn, PA	F	4.97%	02/2010	1,636	1,636
Eckerd Drug Store #6695 Plum Borough, PA	F	4.97%	02/2010	1,636	1,636
Edgewater Town Center Edgewater, NJ	F	4.69%	06/2010	14,000	14,000
Eisenhower Crossing I & II Macon, GA	F	6.09%	01/2007	16,375	16,375
Eisenhower Crossing I & II Macon, GA	F	6.12%	01/2007	7,425	7,425
Fayette Pavilion I,II,III & IV Fayetteville, GA	F	3.80%	03/2007	25,150	25,150
Fayette Pavilion I,II,III & IV Fayetteville, GA	F	5.62%	07/2010	53,250	53,250
Fayetteville Pavilion Fayetteville, NC	V	6.69%	07/2007	15,936	15,937
Flamingo Falls Pembroke Pines, FL	F	4.35%	08/2010	13,200	13,200
Forest Hills Centre Wilson, NC	F	4.49%	03/2010	3,660	3,660
Forestdale Plaza Jamestown, NC	F	4.91%	01/2010	3,319	3,319
Fountains Plantation, FL	F	4.66%	07/2011	32,500	32,500
Gateway Market Center St. Petersburg, FL	F	4.57%	01/2010	11,000	11,000

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Gateway Plaza — Jacksonville Jacksonville, NC	F	4.82%	03/2010	6,500	6,500
Gateway Plaza II — Conway Conway, SC	F	4.65%	05/2010	3,480	3,480
Glenmark Centre Morgantown, WV	F	4.78%	10/2008	7,000	7,000
Golden Gate Greensboro, NC	F	4.77%	04/2010	6,379	6,379
Goldenrod Groves Orlando, FL	F	4.41%	04/2010	4,575	4,575
Goody’s Shopping Center Augusta, GA	F	5.00%	12/2010	1,185	1,185
Hairston Crossing Decatur, GA	F	5.99%	07/2009	3,655	3,655
Hampton Point Taylors, SC	F	5.50%	10/2009	2,475	2,475
Harundale Plaza Glen Burnie, MD	F	4.64%	04/2010	12,362	12,362
Heather Island Plaza Silver Springs Shores, FL	F	5.00%	12/2012	6,155	6,155
Heritage Pavilion Smyrna, GA	F	4.46%	07/2009	21,500	21,500
Hilliard Rome Columbus, OH	F	5.87%	01/2013	11,397	11,565
Hillsboro Square Deerfield Beach, FL	F	5.50%	10/2009	12,100	12,100
Hiram Pavilion Hiram, GA	F	4.51%	08/2010	19,369	19,369
Houston Square Warner Robins, GA	F	4.74%	01/2009	2,750	2,750
Jo-Ann Fabrics Alpharetta, GA	V	7.00%	08/2008	2,450	2,450
Jones Bridge Plaza Norcross, GA	F	4.38%	04/2010	4,350	4,350
KB Homes Daytona Beach, FL	V	N/A	10/2006	—	2,000
Kensington Place Murfreesboro, TN	F	4.91%	01/2011	3,750	3,750
Killearn Shopping Center Tallahassee, FL	F	4.53%	02/2009	5,970	5,970
Kmart Macon, GA	F	N/A	06/2006	—	4,655
Kroger — Cincinnati Cincinnati, OH	F	4.87%	10/2010	3,969	3,969
Kroger — West Chester West Chester, OH	F	4.87%	10/2010	2,475	2,475
Kroger- Grand Prairie Grand Prairie, TX	F	4.87%	10/2010	3,086	3,086

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Lake Olympia Square Ocoee, FL	F	8.25%	04/2007	4,725	4,937
Lake Walden Square Plant City, FL	F	7.63%	11/2007	9,090	9,260
Lakeview Plaza Kissimmee, FL	F	8.00%	03/2018	3,613	3,613
Lakewood Ranch Bradenton, FL	V	7.20%	10/2009	4,400	4,400
Largo Town Center Upper Marlboro, MD	F	4.90%	12/2010	17,200	17,200
Lexington Place Lexington, SC	F	4.96%	01/2011	5,300	5,300
Loisdale Center Springfield, VA	F	4.58%	12/2008	15,950	15,950
Lowe’s Home Improvement Warner Robbins, GA	F	N/A	06/2006	—	4,845
Lowe’s Home Improvement — Baytown Baytown, TX	F	4.87%	10/2010	6,099	6,099
Lowe’s Home Improvement — Cullman Cullman, AL	F	4.87%	10/2010	4,737	4,737
Lowe’s Home Improvement — Houston Houston, TX	F	4.87%	10/2010	6,393	6,393
Lowe’s Home Improvement — Steubenville Steubenville, OH	F	4.87%	10/2010	6,061	6,061
Manchester Broad Street Manchester, CT	F	4.76%	12/2008	7,205	7,205
Market Square Douglasville, GA	F	7.02%	09/2008	7,918	8,051
Marketplace at Mill Creek Buford, GA	F	4.34%	05/2010	27,700	27,700
McFarland Plaza Tuscaloosa, AL	F	5.50%	09/2009	8,425	8,425
Meadowmont Village Center Chapel Hill, NC	F	4.20%	08/2010	13,400	13,400
Melbourne Shopping Center Melbourne, FL	F	7.68%	03/2009	5,761	5,944
Merchants Square Zephyrhills, FL	F	7.25%	11/2008	3,077	3,108
Middletown Village Middletown, RI	F	4.53%	02/2009	10,000	10,000
Midway Plaza Tamarac, FL	F	4.91%	11/2010	15,638	15,638
Mill Pond Village Cary, NC	F	4.76%	07/2009	8,500	8,500
Monroe Shopping Center Monroe, NC	F	4.63%	06/2010	1,915	1,915
Mooresville Marketplace Mooresville, NC	F	8.00%	11/2022	3,893	3,893

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Naugatuck Valley Shopping Center Waterbury, CT	F	4.72%	12/2008	28,600	28,600
Newnan Pavilion Newnan, GA	V	6.69%	07/2007	20,412	20,413
North Aiken Bi-Lo Center Aiken, SC	F	4.64%	04/2010	2,900	2,900
North Hill Commons Anderson, SC	F	5.24%	11/2010	2,475	2,475
Northlake Commons Palm Beach Gardens, FL	F	4.96%	01/2011	13,376	13,376
Northpoint Marketplace Spartanburg, SC	F	5.50%	10/2009	4,535	4,535
Oak Summit Winston-Salem, NC	F	4.27%	06/2009	8,200	8,200
Oakley Plaza Asheville, NC	F	4.29%	08/2010	5,175	5,175
Oleander Shopping Center Wilmington, NC	F	7.80%	11/2011	3,000	3,000
Overlook at King of Prussia King of Prussia, PA	F	4.60%	03/2008	30,000	30,000
Paradise Place West Palm Beach, FL	F	4.55%	02/2009	6,555	6,555
Paradise Promenade Davie, FL	F	4.32%	06/2009	6,400	6,400
Paraiso Plaza Hialeah, FL	F	4.63%	06/2010	5,280	5,280
PetSmart — Chattanooga Chattanooga, TN	F	7.37%	06/2008	1,304	1,304
PetSmart — Daytona Beach Daytona Beach, FL	F	7.37%	06/2008	1,361	1,361
PetSmart — Fredricksburg Fredricksburg, VA	F	7.37%	06/2008	1,435	1,435
Piedmont Plaza Apopka, FL	F	5.50%	09/2028	5,666	5,797
Plant City Crossing Plant City, FL	F	4.70%	04/2010	5,900	5,900
Plaza Del Paraiso Miami, FL	F	4.72%	02/2010	8,440	8,440
Pleasant Hill Duluth, GA	F	5.04%	12/2009	17,120	17,120
Pointe at Tampa Palms Tampa, FL	F	4.47%	04/2009	2,890	2,890
Presidential Commons Snellville, GA	F	6.80%	12/2007	24,067	24,067
Presidential Commons Snellville, GA	F	N/A	11/2006	—	2,000
Publix Brooker Creek Palm Harbor, FL	F	4.61%	12/2011	5,000	5,000

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Redbud Commons Gastonia, NC	F	4.60%	07/2012	5,060	5,060
River Ridge Birmingham, AL	F	4.16%	04/2008	14,497	14,498
River Run Miramar, FL	F	4.01%	08/2010	6,490	6,490
Riverdale Shops West Springfield, MA	F	4.25%	02/2008	23,200	23,200
Riverstone Plaza Canton, GA	F	5.50%	09/2009	17,600	17,600
Rosedale Shopping Center Huntersville, NC	F	7.94%	06/2011	13,300	13,300
Route 22 Retail Shopping Center Union, NJ	F	7.49%	01/2008	10,803	10,981
Sand Lake Corners Orlando, FL	F	6.80%	06/2008	11,900	11,900
Sandy Plains Village Roswell, GA	F	5.00%	12/2010	9,900	9,900
Sarasota Pavilion Sarasota, FL	V	7.02%	07/2007	21,000	21,000
Seekonk Town Center Seekonk, MA	F	4.06%	05/2007	6,100	6,100
Sexton Commons Fuquay Varina, NC	F	4.50%	12/2009	4,400	4,400
Sharon Greens Cumming, GA	F	6.07%	09/2009	6,500	6,500
Sheridan Square Dania, FL	F	4.39%	06/2010	3,600	3,600
Shoppes at Citiside Charlotte, NC	F	4.37%	05/2010	5,600	5,600
Shoppes at Lake Dow McDonough, GA	F	4.97%	12/2010	6,100	6,100
Shoppes at Lake Mary Lake Mary, FL	F	4.91%	01/2010	6,250	6,250
Shoppes at New Tampa Wesley Chapel, FL	F	4.91%	08/2010	10,600	10,600
Shoppes at Paradise Pointe Ft. Walton Beach, FL	F	5.12%	10/2010	6,420	6,420
Shoppes at Wendover Village I Greensboro, NC	F	4.22%	06/2009	5,450	5,450
Shoppes of Augusta Augusta, GA	V	7.10%	03/2007	1,668	1,668
Shoppes of Ellenwood Ellenwood, GA	F	4.72%	02/2010	5,905	5,905
Shoppes of Golden Acres Newport Richey, FL	F	4.68%	12/2011	7,098	7,098
Shoppes of Lithia Brandon, FL	F	4.72%	02/2010	7,085	7,085

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Shoppes on the Ridge Lake Wales, FL	F	4.74%	12/2011	9,628	9,628
Shops at Oliver’s Crossing Winston-Salem, NC	F	4.63%	06/2010	5,100	5,100
Shops on the Circle Dothan, AL	F	7.92%	11/2010	11,715	11,852
Skyview Plaza Orlando, FL	V	N/A	11/2006	—	10,875
Sony Theatre Complex East Hanover, NJ	F	4.69%	07/2010	6,445	6,445
Southampton Village Tyrone, GA	F	4.66%	05/2011	6,700	6,700
Southlake Pavilion Morrow, GA	V	6.69%	07/2007	36,211	36,212
Southlake Shopping Center Cornelius, NC	F	7.25%	11/2008	7,268	7,384
Southwood Plantation Tallahassee, FL	F	4.69%	12/2011	4,994	4,994
Spring Mall Center Springfield, VA	F	4.66%	12/2010	5,765	5,765
Springfield Park Lawrenceville, GA	F	4.20%	08/2010	5,600	5,600
Squirewood Village Dandridge, TN	F	4.47%	04/2009	1,900	1,900
Steeplechase Plaza Ocala, FL	V	6.85%	04/2007	4,651	4,651
Stonebridge Square Roswell, GA	V	7.10%	07/2007	10,900	10,900
Stonecrest Marketplace Lithonia, GA	F	4.34%	05/2010	19,075	19,075
Super Wal-Mart — Alliance Alliance, OH	F	4.87%	10/2010	8,451	8,451
Super Wal-Mart — Greenville Greenville, SC	F	4.87%	10/2010	9,048	9,048
Super Wal-Mart — Winston-Salem Winston-Salem, NC	F	4.87%	10/2010	10,030	10,030
Suwanee Crossroads Suwanee, GA	F	4.60%	08/2010	6,670	6,670
Sycamore Commons Matthews, NC	F	5.11%	09/2009	20,000	20,000
Sycamore Commons Outlot I & II Matthews, NC	F	4.55%	02/2009	1,475	1,475
Target Center Columbia, SC	F	6.02%	08/2009	4,192	4,192
Tequesta Shoppes Plaza Tequesta, FL	F	5.30%	10/2010	5,200	5,200
Thompson Square Mall Monticello, NY	F	4.22%	07/2009	13,350	13,350

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Town & Country Knoxville, TN	F	4.70%	05/2010	30,751	30,751
Town Center Commons Kennesaw, GA	F	N/A	04/2006	—	4,750
Turkey Creek I & II Knoxville, TN	F	5.23%	11/2010	7,050	7,050
Turkey Creek I & II Knoxville, TN	V	6.69%	07/2007	12,116	12,117
Universal Plaza Lauderhill, FL	V	7.15%	04/2007	4,970	4,970
Valley Park Commons Hagerstown, MD	F	4.44%	04/2010	6,770	6,770
Venture Pointe Duluth, GA	V	6.69%	07/2007	14,471	14,472
Village Center Mt. Pleasant, WI	F	4.44%	04/2010	13,200	13,200
Village Center Mt. Pleasant, WI	F	5.17%	07/2011	2,070	2,070
Village Crossing Skokie, IL	F	4.73%	06/2010	44,000	44,000
Village Square at Golf Boynton Beach, FL	F	5.23%	11/2010	10,200	10,200
Wakefield Crossing Raleigh, NC	F	4.50%	12/2009	5,920	5,920
Walgreens Port Huron, MI	F	4.84%	12/2010	2,397	2,397
Walgreens — Dearborn Heights Dearborn Heights, MI	F	4.86%	11/2012	3,550	3,550
Walgreens — Livonia Livonia, MI	F	4.86%	11/2012	2,477	2,477
Walgreens — Oshkosh Oshkosh, WI	F	4.86%	02/2013	2,817	—
Walgreens — Rockford Rockford, IL	F	4.86%	11/2012	3,223	3,223
Walgreens — Westland Westland, MI	F	4.86%	03/2013	2,625	—
Walks at Highwood Preserve I & II Tampa, FL	F	4.37%	05/2009	3,700	3,700
Walks at Highwood Preserve I & II Tampa, FL	F	5.50%	10/2009	13,230	13,230
Wal-Mart/Sam’s Club Worcester, MA	F	4.87%	10/2010	7,938	7,938
Ward’s Crossing Lynchburg, VA	F	5.50%	09/2009	6,090	6,090
Warwick Center Warwick, RI	F	4.13%	06/2010	16,939	16,939
Watercolor Crossing Tallahassee, FL	F	4.76%	01/2012	4,355	4,355

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements

		Interest
		Rate at	Maturity	Balance at December 31,
Property Name and Location	Type	12/31/2006	Date	2006	2005
Waterfront Marketplace/Town Center Homestead, PA	F	6.35%	08/2012	69,278	70,235
West Falls Plaza West Paterson, NJ	F	4.69%	06/2010	11,075	11,075
West Oaks Towne Center Ocoee, FL	F	N/A	06/2006	—	4,900
Westside Centre Huntsville, AL	F	4.27%	09/2013	29,350	29,350
Willoughby Hills Shopping Center Willoughby Hills, OH	F	6.98%	06/2018	14,480	14,480
Windsor Court Shopping Center Windsor Court, CT	F	4.39%	06/2010	8,015	8,015
Winslow Bay Commons Mooresville, NC	F	4.53%	02/2009	23,200	23,200
Woodstock Square Atlanta, GA	V	7.02%	08/2008	14,000	14,000
Wytheville Commons Wytheville, VA	F	4.30%	06/2009	5,591	5,591

				2,234,247	2,306,781

Premium from debt assumed at acquisition, net of amortization				7,686	9,052

Total Mortgages Payable				$2,241,933	$2,315,833

Line of Credit		6.78%	05/2007	$100,000	$—

Margin Account		5.83%	N/A	$3,821	$3,720

Type
F = Fixed rate mortgage payable
V = Variable rate mortgage payable
We believe we can achieve the optimum balance between risk and return to our shareholders by leveraging our properties at approximately 50% to 60% of their value. We also believe that we can borrow at the lowest overall cost of funds by placing individual financing on each of the properties. Accordingly, mortgage loans have generally been placed on each property at the time that the property is purchased, or shortly thereafter, with the property securing the financing.
For the year ended December 31, 2006, we closed on mortgage debt with a principal amount of $5,441, and repaid mortgage debt of $77,975, including mortgage amortization. The weighted average cost of funds as of December 31, 2006 was approximately 5.25%.
Individual decisions regarding interest rates, loan-to-value, fixed versus variable rate financing, maturity dates and related matters are often based on the condition of the financial markets at the time the debt is placed. Although the loans placed by us are generally non-recourse, occasionally, when it is deemed to be advantageous, we may guarantee all or a portion of the debt. At times, we have borrowed funds as part of a cross-collateralized package, with cross-default provisions, in order to enhance the benefits of the financing. In those circumstances, one or more of the properties may secure the debt of another of our properties.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
The following table shows the debt maturing during the next five years and thereafter.

	2007	2008	2009	2010	2011	Thereafter	Total
Maturing debt:*
Fixed rate debt	$101,303	$200,797	$347,545	$990,305	$114,015	$270,416	$2,024,381
Variable rate debt	173,891	31,575	4,400	—	—	—	209,866

	$275,194	$232,372	$351,945	$990,305	$114,015	$270,416	$2,234,247

Weighted average interest rate on maturing debt:
Fixed rate debt	5.86%	5.17%	5.11%	4.75%	5.26%	5.86%
Variable rate debt	6.82%	7.01%	7.20%	N/A	N/A	N/A

*	The debt maturity table does not include any premiums associated with debt assumed at acquisition of which $7,686, net of accumulated amortization, is outstanding as of December 31, 2006. The debt maturity table also does not include the line of credit of $100,000 and the margin account of $3,821 as of December 31, 2006.
The fair value of mortgages payable is the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair value of our mortgages is estimated to be approximately $2,205,000 at December 31, 2006. We estimate the fair value of our mortgages payable by discounting the future cash flows of each instrument at rates currently offered to us for similar debt instruments of comparable maturities by our lenders.
The principal balance of $209,866, or 9.39%, of our mortgages payable at December 31, 2006 have a weighted average variable interest rate of 6.86%. An increase in the variable interest rate on certain mortgages payable constitutes a market risk.
The majority of our loans require monthly payments of interest only, although some loans require principal and interest payments, as well as reserves for taxes, insurance, and certain other costs. Interest on variable rate loans are currently based on LIBOR (London Inter-Bank Offering Rate which is a financial industry standard benchmark rate), plus a spread ranging from 132 to 185 basis points. Variable rate loans may be prepaid without penalty, while fixed-rate loans generally may be prepaid with a penalty, after specific lockout periods.
We paid off or refinanced all of the debt that matured during the years ended December 31, 2006 and 2005. We intend to pay off or refinance all debt that matures in 2007.
On March 24, 2006, we renewed our $100,000 line of credit with three financial institutions. On December 22, 2006, we expanded our line of credit to $200,000. As of December 31, 2006, $100,000 was outstanding with a maturity date of May 6, 2007. This line of credit has an accordion feature which will allow us to increase the line of credit up to $250,000 if the need arises. The line of credit was originally available to us for one year with an option to renew annually for two consecutive years. This facility requires that we comply with certain financial covenants, which include a limitation on the ratio of our debt to the value of our total assets, based on a specific formula, as well as the level of our earnings before interest, taxes, depreciation and amortization (EBITDA) as compared to overall interest expense. We believe we were in compliance with those covenants for the reporting period ending December 31, 2006. This line of credit gives us flexibility in fulfilling our acquisition strategy, funding our development activities and maintaining overall liquidity to meet operating requirements.
We have purchased a portion of our marketable securities through a margin account. As of December 31, 2006 and 2005, we have recorded a payable of $3,821 and $3,720, respectively, for securities purchased on margin which are included as a component of mortgages and notes payable. The margin account bears a variable interest rate of LIBOR plus 50 basis points. As of December 31, 2006, the interest rate was 5.83%.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
7. Mortgage Note Receivable
On August 8, 2006, we funded a $27,444 mortgage note receivable to an unrelated third party, secured by a property known as East Lloyd Commons Shopping Center, located in Evansville, Indiana. The note maintained a stated interest rate of 7.25% per annum and had a maturity date of December 31, 2006. The note required monthly interest payments only and a final balloon payment due at maturity. On November 21, 2006, we acquired the property and the mortgage note receivable was repaid.
8. Investment in Unconsolidated Joint Ventures
Inland-SAU Retail Fund, L.L.C. (SAU JV) was formed on May 13, 2005. SAU JV is a strategic joint venture formed between us and Special Account-U, L.P. (SAU), an affiliate of Henderson Global Investors (North America) Inc., an advisor to an institutional investor. On July 19, 2006, an amendment to the original agreement was signed. Under the original joint venture agreement, SAU was to contribute 80% of the equity capital (up to $100,000) and we would contribute 20% of the equity capital (up to $25,000). Under the amended agreement, SAU increased their commitment by an additional $50,000, for an aggregate of $150,000 and we increased our commitment by an additional $12,500, for an aggregate of $37,500. As of December 31, 2006 and 2005, we had contributed approximately $24,303 and $15,300, respectively. Funds contributed to SAU JV will be used primarily to acquire properties located east of the Mississippi that satisfy certain investment guidelines (unless waived by the parties), in addition to our current acquisition underwriting guidelines. SAU JV owned 28 and 21 properties as of December 31, 2006 and, 2005, respectively.
Cash flow from the operations of the retail properties is to be distributed monthly to SAU and us according to our percentage interests, currently 80% and 20%, respectively. For the years ended December 31, 2006 and 2005, we received approximately $1,303 and $119, respectively, in distributions of cash flow from operations.
SAU JV’s profit and loss for each year is to be allocated to SAU and us in amounts necessary to cause our respective capital accounts to reflect the distribution of cash flow from a hypothetical liquidation of SAU JV’s assets and liabilities. Our portion of SAU JV’s net loss was $521 and $9 for the years ended December 31, 2006 and 2005, respectively, which is recorded as a component of other income in the accompanying Consolidated Financial Statements. However, in any year we are paid an incentive distribution, we will receive a special allocation in an amount equal to such incentive distribution. Any special allocations to us will reduce profit or increase the loss to be allocated to SAU and us.
The SAU JV agreement also allows for either of the SAU JV partners to offer to acquire the other partner’s interests in the SAU JV after the second anniversary date of the agreement. In the event of an acquisition of the other partner’s interest in the SAU JV, there may be termination costs related to the early payoff of existing financing. SAU and we have agreed that in connection with any change of control, the party that acquired the other partner’s interest in the SAU JV shall be responsible for and have the benefit of any financial impact related to the repayment of the existing financing. The SAU JV agreement also allows us to exercise an option, anytime prior to the second anniversary date of the agreement, to offer to buy out SAU’s interest if the SAU JV is unable to reach unanimous agreement as to any major decisions, including decisions regarding acquisition of properties by the SAU JV.
SAU JV intends to obtain non-recourse debt financing from our joint venture partner or other institutional lenders in an amount no greater than 65% of the total cost of each acquired property. SAU JV anticipates that such debt financings will be interest only, having fixed or variable rates with scheduled maturities of five to seven years. In order to expedite the acquisition of a retail property, either SAU or we may advance funds to SAU JV until debt financing is obtained. Such advances will be evidenced by a note due on demand, bearing a market rate of interest and secured by the respective retail property. During the years ended December 31, 2006 and 2005, we funded approximately $75,000 and $78,250, respectively, of advances to SAU. None remain unpaid as of December 31, 2006 and 2005.
The acquisition fees we earned relative to the properties acquired by SAU JV are recorded as a component of other income in the accompanying Consolidated Financial Statements, net of the fees related to our 20% equity contribution to SAU JV, totaling approximately $483 and $846 for the years ended December 31, 2006 and 2005, respectively. SAU JV

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
plans to acquire additional properties using leverage consistent with its existing business plan to achieve its investment objectives. Of these services, $2 and $24 remain unpaid as of December 31, 2006 and 2005, respectively.
In addition to the SAU JV agreement, we also entered into a contract with a financial advisor to provide capital raising services related to SAU JV. We will pay them a fee equal to 2% of the capital contributed by SAU. This fee is earned by the financial advisor pro-rata over the five year period commencing one year from the date of each contribution, and is partially refundable to us if one of the SAU JV partners sells its ownership interest to the other at any point during that time. These fees are capitalized as part of our investment in this unconsolidated joint venture. One-half of the fees are payable thirty days after each SAU capital contribution and the other one-half are payable on the first anniversary of such contribution. Such fees totaled approximately $775 and $1,151 for the years ended December 31, 2006 and 2005, respectively. Fees of $351 and $981 remain unpaid as of December 31, 2006 and 2005, respectively.
Also as part of the SAU JV agreement, we will receive an annual asset management fee of 0.15% of the gross asset value for each property acquired, for as long as such property is owned by SAU JV. We earned asset management fees of approximately $425 and $53 for the years ended December 31, 2006 and 2005, respectively, which are recorded as a component of other income in the accompanying Consolidated Financial Statements. Of these services, $119 and $53 remain unpaid as of December 31, 2006 and 2005, respectively.
We, through our property management companies, provide management and leasing services to SAU JV for a monthly property management and leasing fee of 4.5% of actual gross income on the properties, payable monthly, in arrears. We earned property management fees of approximately $1,131 and $135 for the years ended December 31, 2006 and 2005, respectively, which are recorded as a component of other income in our accompanying Consolidated Financial Statements. None remain unpaid as of December 31, 2006 and 2005.
On July 13, 2006, the TRS entered into a joint development agreement with Paradise Development Group, Inc. (PDG), an experienced real estate developer based in Florida. Under the terms of the agreement, we shall have the option to elect to invest (equity participation) in certain retail and residential development projects of PDG. We have the right to contribute up to $15,000 in equity.
Under the agreement, we will be entitled to:
•	Preferred Return: If the equity participation invested by us in a project is invested for a period which is less than 24 months, we shall receive a 10% preferred return on the amount of the equity participation pro rated on a day-to-day basis for each day invested (on a 30/360 basis). If the equity participation invested by us is more than 24 months but less than 60 months, we shall receive the 10% for the first 24 months and a 12% preferred return on the amount of equity participation prorated on a day-to-day basis for each day invested from the first day of the 25th month to the date of repayment (on a 30/360 day basis). All preferred returns shall be paid to us by PDG on an annual basis and PDG shall repay our equity participation on or prior to the date which is 5-years from the date of initial investment, unless repaid through net sales proceeds.

•	Equity Participation: We shall receive the following equity participation in the net sales proceeds received from the sale of the assets of a project: If the equity participation is repaid in full to us with the first 30 months from the date of initial investment, the additional distribution to us shall be 15% of net sales proceeds. If the equity participation is repaid in full to us between the 31st and the 48th month from the date of initial investment, the additional distribution to us shall be 17.5% of net sales proceeds. If the equity participation is repaid in full to us between the 48th and 60th month from the date of initial investment, the additional distribution to us shall be 20% of net sales proceeds.
PDG shall make the determination when to sell the project. If PDG decides to sell the project, it will inform us of the offer and we shall have 15 days to determine if the offer is acceptable to us. If the offer is not acceptable, we shall have the option to purchase PDG’s interest at the same pro rata price contained in the offer or sell our interest to PDG at the same pro rata price contained in the offer.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
In the event that any project does not begin construction or the land is not sold within 36 months from acquisition, whichever is last to occur, PDG shall at our option repay our equity participation, and the 10% preferred return and if applicable, the 12% preferred return, and our equity participation, within 90 days of receipt by PDG of our written notice that we have elected to cause PDG to make such payment.
On November 1, 2006, we funded our first project, Tuscany Village, in the amount of $4,048. The Tuscany Village project is approximately 58 acres of vacant land located in Clermont, Florida. The site will be developed into a big box power center with 13 outparcels. Our total commitment is estimated to be approximately $7,150 of which we have funded approximately $4,448 as of December 31, 2006.
Oak Property and Casualty LLC, an association captive (Captive), was formed on October 1, 2006. The Captive is wholly owned by us and three other entities sponsored by Inland Real Estate Investment Corporation, Inland Western Retail Real Estate Trust, Inc., Inland Real Estate Corporation and Inland American Real Estate Trust, Inc. The Captive was formed to more efficiently manage the respective insurance coverage of the members and the premiums associated with property casualty coverage. Each member initially contributed approximately $188 to the Captive as a form of a capital contribution. The Captive will use this capital to pay a portion of certain property and casualty losses and general liability losses suffered by a member under the policies purchased by the Captive subject to deductibles applicable to each occurrence. These losses will be paid by the Captive up to and including a certain dollar limit, after which the losses are covered by the third party insurer. Future contributions to capital will be made in the form of premium payments determined for each member based on its individualized loss experiences as well as the level of deductible each member desires.
The Captive will annually oversee the purchase of one or more insurance policies from a third party insurer for coverage on properties of its members. The costs of portions of these insurance policies will be funded or reimbursed by members of the Captive. The premiums associated with the non-catastrophic property and casualty insurance policies purchased by the Captive will be divided among each of the members based upon a determination by a third-party, independent actuary of the losses, loss reserves and loss expenses that each member is expected to incur, and a proportional allocation of associated operating costs. Our portion of the Captive’s net income was $66 for the year ended December 31, 2006, which is recorded as a component of other income in the accompanying Consolidated Financial Statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
Summarized financial information for the unconsolidated joint ventures is as follows:

	December 31,	December 31,
	2006	2005
Balance Sheet:
Assets
Investment in real estate, net	$280,886	$182,289
Other assets	58,496	34,591

Total assets	$339,382	$216,880

Liabilities:
Mortgages payable	$213,718	$136,031
Other liabilities	12,893	5,235

Total liabilities	226,611	141,266
Total equity	112,771	75,614

Total liabilities and equity	$339,382	$216,880

Statement of Operations:
Total revenues	$27,342	$2,982
Total expenses	(29,651)	(3,060)

Loss from continuing operations	$(2,309)	$(78)

IRRETI’S share of loss from continuing operations	$(448)	$(16)

The above financial information does not include the financial information for PDG. We believe the financial information of PDG is immaterial to our Consolidated Financial Statements.
9. Recent Developments
During the year ended December 31, 2006, we acquired one multi-tenant retail property, two single-user retail properties and three land parcels for future development totaling approximately 187,500 square feet and 24 acres, respectively, for an aggregate gross purchase price of $51,980. We funded five earnouts for an aggregate gross purchase price of $15,266, placed one 10,000 square foot development property into service and completed the construction of an approximately 3,400 square foot building located on an outlot at one of our existing properties.
We also sold two undeveloped land parcels, totaling approximately eight acres, at one of our retail properties in Plantation, Florida, for an aggregate sales price of $9,560. As a result of this disposition we have recognized a gain of $3,220 which is recorded as a component of other income in our accompanying Consolidated Financial Statements.
During the year ended December 31, 2006, we closed on two mortgages payable resulting in proceeds of $5,441. These mortgages payable have fixed interest rates of 4.86%. We paid off 13 mortgages payable, with an average interest rate of 6.85%, totaling $71,491 that matured during the year ended December 31, 2006.
During the year ended December 31, 2006, SAU JV acquired seven retail properties and an outlot totaling approximately 677,700 square feet and four acres, respectively, for an aggregate gross purchase price of approximately $120,248. SAU JV also funded an earnout of 5,000 square feet for an aggregate gross purchase price of $399. In association with these acquisitions, SAU JV closed on seven mortgages payable for approximately $77,687. These mortgages payable have fixed interest rates ranging from 5.31% to 5.97%.
On February 14, 2006, we received approximately five thousand shares of Sears Holding stock as an additional termination fee on the leases for three Kmart stores at three of our properties located in Plant City, Florida; Bradenton, Florida; and Macon, Georgia. In connection with the lease termination, we recorded lease termination fee income of approximately $628, which represents the value of the stock described above. This termination fee income is recorded as a component of other property income in our accompanying Consolidated Financial Statements.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
On February 17, 2006, we formed Inland Retail TRS Corp. (TRS), a wholly owned taxable REIT subsidiary. During the year ended December 31, 2006, TRS acquired two land parcels totaling approximately 127 acres for future development and one property with a vacant building of approximately 80,000 square feet to be redeveloped, for an aggregate gross purchase price of $33,959.
On March 16, 2006, the Board of Directors adopted the Second Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. The amended bylaws contain substantial changes to the provisions in Article X (Indemnification) as well as ministerial corrections and changes to Articles III (Board of Directors), IV (Committees), and V (Officers).
On March 29, 2006, we entered into a lease termination agreement with a tenant relating to an approximately 42,000 square foot space at our property, located in Southern Pines, North Carolina, in exchange for a lease termination payment of $3,325. In connection with this lease termination, we recorded lease termination fee income of $3,274, which represents the termination payment described above, less the write-off of intangible assets associated with the tenant’s lease and is recorded as a component of other property income in our accompanying Consolidated Financial Statements. The lender, holding a mortgage note secured by this property, required this lease termination to be deposited into an interest bearing escrow account with the lender to fund future disbursements to be made in connection with the re-tenanting of the vacated space.
On April 17, 2006, we received $4,040 as settlement of our bankruptcy claims related to Footstar, a former tenant who had leased an aggregate of 85,900 square feet at five of our retail centers. The bankruptcy settlement was recorded as a termination fee and is recorded as a component of other property income in our accompanying Consolidated Financial Statements.
On August 10, 2006, we entered into a $4,650 settlement agreement with the Florida Department of Transportation regarding the condemnation of 0.85 acre at our property known as Cortez Plaza, located in Bradenton, Florida. This settlement resulted in a gain of $3,373, which is recorded as a component of other income in our accompanying Consolidated Financial Statements. In connection with this settlement, the lender applied $3,067 to the outstanding principal of the mortgage payable secured by this property. The settlement agreement also provided funds of $650 for site restoration that were deposited into an interest bearing escrow account with the lender.
On September 19, 2006, we entered into a Multi-Site Agreement with Thomas Enterprises, Inc. (Thomas). Per the provisions of the agreement, Thomas waived the right to receive future earnout payments at three properties and received extensions in the amount of time allowed to be paid earnouts at three other properties. Thomas also agreed to assume responsibility for full payment and performance obligations associated with a negotiated agreement resulting from legal proceedings brought by an adjacent property owner regarding improper storm water drainage from our property known as Hiram Pavilion in Hiram, Georgia. In addition, Thomas agreed to indemnify and hold harmless us and the lender for Hiram Pavilion from any claim, loss or expense associated with the aforementioned agreement or a drainage encroachment over and through an adjacent tract. In conjunction with this settlement, we forgave $104 in net receivables due from Thomas.
On October 1, 2006, we entered into an agreement with a limited liability company formed as an insurance association captive (Captive). The Captive was formed to more efficiently manage the respective insurance coverage of the members and the premiums associated with property casualty coverage.
On October 16, 2006, our Board of Directors established 2006 targets for our Senior and Executive Officer Incentive Plan.
On October 20, 2006, we entered into a Merger Agreement with DDR. As part of this agreement we suspended our DRP, ESPP and SRP. As part of this agreement, we have incurred legal fees, advisor fees and other miscellaneous professional costs. Such costs totaled $2,927 and are included in general and administrative expenses as of December 31, 2006.
On October 20, 2006, our Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors, approved us to enter into a Senior Management Retention and Severance Agreement with Barry L. Lazarus, our President and Chief Executive Officer. The effective date of Mr. Lazarus’ Senior Management Retention and Severance Agreement is October 1, 2006. The terms and provisions of Mr. Lazarus’ Senior Management Retention and Severance

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
Agreement define a Covered Termination as the termination of Mr. Lazarus’ employment during the Protection Period, as defined, (i) by us for any reason other than for Cause, as defined, or (ii) by Mr. Lazarus for Good Reason, as defined, or (iii) as a result of Mr. Lazarus’ death; provided, however, Mr. Lazarus shall not be considered to have suffered a Covered Termination in the event Mr. Lazarus’ employment terminates (i) by action of us for Cause, (ii) by action of Mr. Lazarus other than based on Good Reason, (iii) or for any reason after the Protection Period.
Pursuant to Mr. Lazarus’ agreement, in the event of a Trigger Event (defined as either (i) the occurrence of a Change in Control, as defined, during the term of Mr. Lazarus’ agreement and while Mr. Lazarus is employed by us or (ii) the occurrence of both (A) a Covered Termination of Mr. Lazarus’ employment and (B) a Change in Control which occurs after, but not more than 180 days after, such Covered Termination), subject to the satisfaction of certain conditions set forth in Mr. Lazarus’ agreement, we shall pay Mr. Lazarus $3,310 or approximately $2,100 net of estimated federal, state or local income or employment tax to be incurred by him (the “Change in Control Payment”) simultaneously with the closing of the transaction which gives rise to a Change in Control. In addition, in the event Mr. Lazarus suffers a Covered Termination following a Change in Control and Mr. Lazarus elects continuation coverage for himself or his dependents as available under applicable law under our medical plans or any successor entity, we shall pay directly, or reimburse Mr. Lazarus for the cost of, the premiums for such continuation coverage for as long as Mr. Lazarus or his dependents are entitled to and continue such continuation coverage under applicable law. In addition, Mr. Lazarus is entitled to tax “gross-up” payments under his agreement such that the net amount retained by Mr. Lazarus after deduction of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, and any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income or employment tax) on the Change in Control Payment and any federal, state or local income, employment or excise tax on any such additional payments (including the initial Gross-Up Payment) shall be equal to the Change in Control Payment. We and Mr. Lazarus acknowledge in the agreement that we have each independently determined that the anticipated Gross-Up Payment would be approximately $1,500. In addition to standard confidentiality, non-solicitation and assignment of invention covenants, Mr. Lazarus agrees in his agreement to, subject to the satisfaction of certain conditions, provide certain transition services following a Change in Control as an independent contractor for compensation comparable to Mr. Lazarus’ base salary prior to the Change in Control for a period of up to 180 days following the Change in Control.
We have entered into stay bonus agreements with certain members of our senior management. Under these agreements, the executives will, subject to certain conditions, be entitled to be paid a stay bonus amount on the earlier of the date a change in control occurs, or the end of the bonus agreement’s term, to the extent the executive is employed by us and/or a subsidiary on such date. This bonus amount is payable in a single lump sum ninety days following the change in control or, if no change in control occurs during the bonus agreement’s term, ten days after the end of the bonus agreement’s term. The aggregate amount potentially payable by us pursuant to these bonus agreements is $290 which is recorded as a component of accounts payable in the accompanying Consolidated Financial Statements..
We have entered into severance agreements with the members of our senior management. Under these agreements, if the merger is completed, and if thereafter the executive officer’s employment is terminated other than for “cause,” or if the executive voluntarily terminates employment for “good reason,” in either case after September 1, 2006 and prior to the one-year anniversary of the merger, the executive will, subject to certain conditions, be entitled to the severance payment listed below, and we must use our reasonable best efforts to complete all administrative matters to allow it to pay such severance payment within 15 days after the payment is due. In addition, the executive may elect continuation coverage for his or her self or his or her dependents under the medical plans of ours. The aggregate amount potentially payable by us to the executives pursuant to the Senior Management Retention and Severance Agreements is $2,217 other than Mr. Lazarus.
Pursuant to a severance benefits policy approved by our Board of Directors for non-senior employees, in the event of a Covered Termination, as defined, during the Protection Period, as defined, each non-senior employee will be entitled to be paid the severance benefit in cash by us promptly upon a Change in Control. The aggregate severance benefit potentially payable by us to the 170 non-senior employees is approximately $7,900. In addition, in the event the non-senior employee suffers a Covered Termination following a Change in Control and the non-senior employee timely elects continuation coverage for himself or his dependents as available under applicable law under our medical plans or any successor entity, we shall pay directly or reimburse the non-senior employee for the cost of the premiums for such

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
continuation coverage for a specified maximum period. However, our obligation to pay for or provide benefits under the plan for non-senior personnel shall terminate upon the non-senior employee accepting other employment.
Our Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors, also approved the payment of “stay bonuses” to certain of our non-senior personnel. The “stay bonuses” are either single trigger bonuses (to be paid by us if a transaction is announced) or double trigger bonuses (to be paid by us if a transaction is announced and closes), and are payable by us simultaneously with the closing of the transaction which gives rise to a Change in Control. The aggregate amount of stay bonuses potentially payable by us to the 35 non-senior personnel is approximately $407. At December 31, 2006, the single trigger bonuses were accrued in the amount of $223, which is recorded as a component of accounts payable in the accompanying Consolidated Financial Statements.
In addition, our Board of Directors approved the payment of a $50 retainer to Richard P. Imperiale, in his capacity as Chairman of the Board of Directors, and the payment of a $10 retainer to each of the other members of the Board of Directors (other than Thomas P. McGuinness, who will receive a $5 retainer, and Brenda G. Gujral, who will receive no retainer), in each case for service on the Board of Directors for the 2006 calendar year.
10. Segment Reporting
We own and seek to acquire multi-tenant shopping centers in the eastern United States. All of our shopping centers are currently located in Georgia, Florida, North Carolina, South Carolina, Pennsylvania, Virginia, Alabama, Tennessee, Ohio, New Jersey, Maryland, Texas, Connecticut, Massachusetts, Illinois, New York, Rhode Island, Wisconsin, Indiana, West Virginia, Colorado, Michigan, Washington, California, Louisiana and Oklahoma. Our shopping centers are typically anchored by grocery and drug stores or other national/regional tenants and are complemented with additional stores providing a wide range of other goods and services to shoppers.
We assess and measure operating results on an individual property basis for each of our properties based on net property operations. Because all of our properties exhibit highly similar economic characteristics, cater to the day-to-day living needs of their respective surrounding communities, and offer similar degrees of risk and opportunities for growth, the properties have been aggregated and reported as one operating segment.
11. Earnings (Loss) per Share
Basic earnings (loss) per share (EPS) is computed by dividing net income (loss) by the basic weighted average number of common shares outstanding for the period (the common shares). Diluted EPS is computed by dividing net income (loss) by the common shares plus shares issuable upon exercise of existing options or other contracts calculated under the treasury method.
As of December 31, 2006 and 2005, unvested restricted shares and options to acquire an aggregate of 55 and 14 shares of common stock, respectively, were outstanding. These options were not included in the computation of basic or diluted EPS as the effect would be immaterial. Pursuant to the 2004 business combination, 19,700 shares were held in escrow with 14,775 shares released on the first anniversary of the merger closing date and the balance, 4,925 shares, released on June 22, 2006.
As of December 31, 2006 and 2005, warrants to purchase 5,976 and 8,004 shares of common stock at a price of $12 per share were outstanding, respectively. For the year ended December 31, 2006, these warrants were included in the computation of diluted shares since the fair value of the stock ($14.00 merger consideration per share) was greater than the exercise price. For the years ended December 31, 2005 and 2004, these warrants were not included in the computation of diluted EPS because the exercise price of such warrants was greater than the fair market value of common shares. As of December 31, 2006, 68 warrants had been exercised and 2,507 warrants have expired.
The basic and diluted weighted average number of common shares outstanding were 261,832 and 262,692, respectively, for the year ended December 31, 2006. The basic and diluted weighted average number of common shares outstanding were 255,081 and 228,028 for the years ended December 31, 2005 and 2004, respectively.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
12. Commitments and Contingencies
We are at various stages (including planning) in the development and redevelopment of nineteen projects. Certain of our development projects are structured in conjunction with other developers. When we engage in these projects, we concurrently enter into a co-development agreement with an unrelated developer to oversee the project, including supervision of the general contractor and leasing activities. We only enter into these types of projects when at least one anchor tenant’s lease is signed, at which time we acquire the land. Under the co-development agreement, the developer is entitled to a base fee generally paid monthly and an incentive fee calculated on the operating cash flow of the project upon completion.
For those projects which we solely develop, we generally attempt to place as many tenants as possible under lease before we acquire the land. This reduces the risk associated with development. However, in certain circumstances, particularly if we believe land can be purchased at a favorable price, we may close on the land and develop the property at a later date. Prior to closing on any property we confirm that appropriate zoning exists, that utilities are or will be available to the site and that soil conditions allow for the construction of our intended development.
Several properties we have purchased have earnout components, meaning that we did not pay for portions of these properties that were not rent producing. We are obligated, under certain agreements, to pay a higher purchase price when such vacant space is rented, a tenant moves into its space and begins to pay rent. The earnout payments are based on a pre-determined formula applied to the rental rates achieved. Each earnout agreement has a time limit regarding the obligation to pay any additional monies. If at the end of the time period allowed, certain space has not been leased and occupied, we will own that space without any additional obligation. Based on pro forma leasing rates, we may pay as much as $4,309 in the future, as retail space covered by earnout agreements is occupied and becomes rent producing.
We periodically agree to fund construction costs related to the build-out of tenant spaces covered by earnout agreements at certain of our shopping centers. Each note receivable related to such funding requires monthly interest payments with the entire principal due at the earlier of maturity or at the time we make our earnout payment. Interest received on these notes is applied as a reduction to our final cost of the rental space covered by an earnout agreement.
At December 31, 2006 and 2005, notes receivable totaled none and $448, respectively, and was included in developments in progress on our accompanying Consolidated Financial Statements. On February 20, 2006, we reached an agreement with the developer of one of our properties to forgive the $448 note receivable which matured on December 31, 2005. We funded the $448 as part of a construction loan with the developer who built a 12,000 square foot retail space but was unable to secure a tenant for the space as required under the terms of an earnout agreement. We determined that it was advantageous for us to receive a deed to the retail space and forgive the note because, in our judgment, it would have cost significantly more than $448 if we were to construct the property ourselves. The developer also agreed to pay interest on the loan owed through the date of the agreement.
On January 4, 2006, a citizen’s suit was brought against eighteen parties, including government officials, under the Resource Conservation and Recovery Act to clean up twelve sites in Jersey City, New Jersey on which chromium-bearing waste was generated by prior owners of those sites or on sites adjacent to those sites. The defendants include Inland Southeast Jersey City, L.L.C. (Inland Southeast), a wholly-owned subsidiary of a limited partnership subsidiary of ours, which owns one of the sites, known as 440 Commons (Property), a retail shopping center containing approximately 162,000 leasable square feet, built in 1997 and acquired by Inland Southeast in 2003. In October, 2006 the plaintiffs filed an amended complaint in which they dropped all substantive claims against Inland Southeast, keeping Inland Southeast in the case only as a necessary party/property owner for access to the site. The entire Property contains a geothermal lining under an asphalt cap designed to prevent the soil contamination from coming into contact with users of the Property. The Property is subject to a No Further Action letter from the New Jersey Department of Environmental Protection with respect of soil contamination. The amended complaint seeks substantive relief only from defendant Honeywell International.
The defendants have dropped all cross-claims against one another, except as to Honeywell International. In addition, we have reached a settlement agreement that calls for us and Honeywell International to dismiss all cross claims the parties

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
have asserted against each other without prejudice. Honeywell International will indemnify and defend us against any claims and liabilities related to the chromium-bearing waste at the property, as well as perform or cause to be performed, at no cost or expense to us, any remediation of chromium waste at, on or under the property to the extent required by any governmental authority or litigation. The case is currently pending but we have reached a settlement as indicated above. It is being monitored by our local New Jersey Counsel in the event something comes up. Based upon this and other available information, we believe that the outcome of this case will not have a material adverse effect on our consolidated financial position or results of operations.
13. Provision for Asset Impairment
During the fourth quarter of 2005, we recorded an asset impairment of $5,800 related to an approximately 102,000 square foot, single-user retail property located in Macon, Georgia. The former tenant, Kmart, filed for bankruptcy in 2003, rejected the lease and vacated the property. At December 31, 2005 we determined that the carrying value of the property exceeded the fair value using present value techniques and therefore an impairment loss was recorded.
During the fourth quarter of 2004, we recorded an asset impairment of $2,056 related to an approximately 17,000 square foot, single-user property located in Augusta, Georgia. The former tenant, Just for Feet, filed for bankruptcy in 2004, rejected the lease and vacated the property. During the fourth quarter 2004, and after our diligent efforts to re-tenant the property, we decided that redeveloping the property was the most appropriate choice to enhance shareholder value. Construction was complete as of December 31, 2005 and the property was placed in service during the first quarter of 2006.

INLAND RETAIL REAL ESTATE TRUST, INC.
Notes to Consolidated Financial Statements
14. Derivative Instruments
For the year ended December 31, 2006, derivative instruments were not utilized. For the years ended December 31, 2005 and 2004, we sold call options on equity securities we held. For the years ended December 31, 2005 and 2004, no derivative instruments were designated as hedges as determined in accordance with SFAS 133. Gains and losses from changes in fair values of derivatives that are not designated as a hedge for accounting purposes did not have a significant impact on earnings for the years ended December 31, 2005 and 2004. A loss of $6 for the year ended December 31, 2004 from changes in fair values of derivatives were recognized in earnings as part of other income. A gain of $91 for the year ended December 31, 2004, upon the expiration of derivatives that are not designated as hedges for accounting purposes, was recognized in earnings as part of other income.
15. Subsequent Events
We paid distributions of $18,255 and $18,254 to our shareholders in January and February 2007, respectively.
On January 4, 2007, we borrowed $30,000 on our line of credit with KeyBank.
On January 5, 2007, we repaid a $16,375 mortgage payable with a fixed interest rate of 6.09% and a $7,425 mortgage payable with a fixed interest rate of 6.12%.
On February 1, 2007, we repaid a $3,670 mortgage payable with a fixed interest rate of 6.25%.
On February 6, 2007, DDR announced that it would pay our shareholders the $14.00 per share merger consideration through a combination of $12.50 in cash and $1.50 in DDR common stock. The actual number of DDR shares that our shareholders are entitled to receive for each IRRETI share will be determined by dividing $1.50 by the average closing price of DDR’s common shares for the ten trading days immediately preceding the two trading days prior to our shareholder meeting.
On February 9, 2007, we repaid a variable interest mortgage payable totaling $3,000. On the date of payoff, the interest rate was approximately 7.07%.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation (Registrant)

Date February 27, 2007	/s/ William H. Schafer William H. Schafer
Executive Vice President and Chief Financial Officer